                            STOCK PURCHASE AGREEMENT




                                     BETWEEN




                               ALVEY SYSTEMS, INC.




                                       AND




                              UNR INDUSTRIES, INC.












                                DECEMBER 16, 1996

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----



ARTICLE I  TERMS OF PURCHASE AND SALE. . . . . . . . . . . . . . . . . . . . 1

           1.01. Sale of the Shares. . . . . . . . . . . . . . . . . . . . . 1

           1.02. The Closing . . . . . . . . . . . . . . . . . . . . . . . . 1

           1.03. Purchase Price and Payment. . . . . . . . . . . . . . . . . 3

           1.04. Purchase Price Adjustment . . . . . . . . . . . . . . . . . 3

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . 5

           2.01. Organization. . . . . . . . . . . . . . . . . . . . . . . . 5

           2.02. Corporate Power and Authority; Effect of Agreement. . . . . 5

           2.03. Capitalization. . . . . . . . . . . . . . . . . . . . . . . 6

           2.04. Title to Shares . . . . . . . . . . . . . . . . . . . . . . 6

           2.05. Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . 6

           2.06. Financial Statements. . . . . . . . . . . . . . . . . . . . 6

           2.07. Absence of Certain Changes or Events. . . . . . . . . . . . 7

           2.08. No Undisclosed Liabilities. . . . . . . . . . . . . . . . . 7

           2.09. Accounts Receivable . . . . . . . . . . . . . . . . . . . . 7

           2.10. Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

           2.11. Compliance with Laws. . . . . . . . . . . . . . . . . . . .10

           2.12. Employee Benefit Plans. . . . . . . . . . . . . . . . . . .12

           2.13. Title to Assets . . . . . . . . . . . . . . . . . . . . . .15

           2.14. Inventory and Supplies. . . . . . . . . . . . . . . . . . .16

           2.15. Intellectual Property . . . . . . . . . . . . . . . . . . .16

           2.16. Commitments . . . . . . . . . . . . . . . . . . . . . . . .18

                                                                           Page
                                                                           ----

           2.17. Litigation. . . . . . . . . . . . . . . . . . . . . . . . .19

           2.18. Consents. . . . . . . . . . . . . . . . . . . . . . . . . .20

           2.19. Insurance . . . . . . . . . . . . . . . . . . . . . . . . .20

           2.20. Labor Practices . . . . . . . . . . . . . . . . . . . . . .20

           2.21. Absence of Certain Commercial Practices . . . . . . . . . .21

           2.22. Customers and Suppliers . . . . . . . . . . . . . . . . . .21

           2.23. Adequacy of Assets. . . . . . . . . . . . . . . . . . . . .21

           2.24. Product Recalls . . . . . . . . . . . . . . . . . . . . . .21

           2.25. Product Liability . . . . . . . . . . . . . . . . . . . . .22

           2.26. Intercompany Transactions . . . . . . . . . . . . . . . . .22

           2.27. Bank Accounts . . . . . . . . . . . . . . . . . . . . . . .22

           2.28. Books and Records . . . . . . . . . . . . . . . . . . . . .22

           2.29. No Brokers. . . . . . . . . . . . . . . . . . . . . . . . .22

           2.30. Backlog . . . . . . . . . . . . . . . . . . . . . . . . . .22

           2.31. No Misrepresentations . . . . . . . . . . . . . . . . . . .22


ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . .23

           3.01. Organization. . . . . . . . . . . . . . . . . . . . . . . .23

           3.02. Corporate Power and Authority; Effect of Agreement. . . . .23

           3.03. Consents. . . . . . . . . . . . . . . . . . . . . . . . . .23

           3.04. No Brokers. . . . . . . . . . . . . . . . . . . . . . . . .23

           3.05. Status of Buyer . . . . . . . . . . . . . . . . . . . . . .24


ARTICLE IV  COVENANTS OF SELLER AND THE COMPANY. . . . . . . . . . . . . . .24

           4.01. Cooperation by Seller . . . . . . . . . . . . . . . . . . .24

           4.02. Conduct of Business . . . . . . . . . . . . . . . . . . . .24

           4.03. Access. . . . . . . . . . . . . . . . . . . . . . . . . . .26

                                                                           Page
                                                                           ----

           4.04. Further Assurances. . . . . . . . . . . . . . . . . . . . .27

           4.05. No Solicitation . . . . . . . . . . . . . . . . . . . . . .27

           4.06. Financial Reports . . . . . . . . . . . . . . . . . . . . .27


ARTICLE V  COVENANTS OF BUYER. . . . . . . . . . . . . . . . . . . . . . . .27

           5.01. Cooperation by Buyer. . . . . . . . . . . . . . . . . . . .27

           5.02. Books and Records; Personnel. . . . . . . . . . . . . . . .28

           5.03. Collection of Aged Receivables. . . . . . . . . . . . . . .28

           5.04. Further Assurances. . . . . . . . . . . . . . . . . . . . .28


ARTICLE VI  ADDITIONAL COVENANTS . . . . . . . . . . . . . . . . . . . . . .28


           6.01. Termination  of Commitments of  Company with  Seller or
                 Seller's Affiliates . . . . . . . . . . . . . . . . . . . .28

           6.02. Transition. . . . . . . . . . . . . . . . . . . . . . . . .29

           6.03. Excluded Liabilities. . . . . . . . . . . . . . . . . . . .29

           6.04. Diligence in Pursuit of Conditions Precedent. . . . . . . .29

           6.05. Employment. . . . . . . . . . . . . . . . . . . . . . . . .29

           6.06. Severance . . . . . . . . . . . . . . . . . . . . . . . . .30

           6.07. Change of Control Payments. . . . . . . . . . . . . . . . .30

           6.08. Special Bonus . . . . . . . . . . . . . . . . . . . . . . .31

           6.09. Section 338(h)(10) Election . . . . . . . . . . . . . . . .31

           6.10. Confidentiality . . . . . . . . . . . . . . . . . . . . . .31


ARTICLE VII  CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . .32


           7.01. Conditions to Buyer's Obligations . . . . . . . . . . . . .32

           7.02. Conditions to Seller's Obligations. . . . . . . . . . . . .33


ARTICLE VIII  TERMINATION PRIOR TO CLOSING . . . . . . . . . . . . . . . . .33

           8.01. Termination . . . . . . . . . . . . . . . . . . . . . . . .33

                                                                           Page
                                                                           ----

           8.02. Effect on Obligations . . . . . . . . . . . . . . . . . . .33


ARTICLE IX  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . .34

           9.01. Survival of Representations, Warranties and Covenants . . .34

           9.02. Indemnification . . . . . . . . . . . . . . . . . . . . . .34

           9.03. Limitations on Indemnification. . . . . . . . . . . . . . .35

           9.04. Indemnification Procedure . . . . . . . . . . . . . . . . .35

           9.05. Indemnification For Taxes . . . . . . . . . . . . . . . . .37


ARTICLE X  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37


           10.01. Tax Indemnity. . . . . . . . . . . . . . . . . . . . . . .37

           10.02. Purchase Price Adjustment. . . . . . . . . . . . . . . . .39


ARTICLE XI  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . .40


           11.01. Interpretive Provisions. . . . . . . . . . . . . . . . . .40

           11.02. Entire Agreement . . . . . . . . . . . . . . . . . . . . .40

           11.03. Successors and Assigns . . . . . . . . . . . . . . . . . .40

           11.04. Headings . . . . . . . . . . . . . . . . . . . . . . . . .40

           11.05. Modification and Waiver. . . . . . . . . . . . . . . . . .40

           11.06. Expenses . . . . . . . . . . . . . . . . . . . . . . . . .40

           11.07. Notices. . . . . . . . . . . . . . . . . . . . . . . . . .41

           11.08. Governing Law. . . . . . . . . . . . . . . . . . . . . . .42

           11.09. Public Announcements . . . . . . . . . . . . . . . . . . .42

           11.10. Third Party Beneficiaries. . . . . . . . . . . . . . . . .42

           11.11. Severability . . . . . . . . . . . . . . . . . . . . . . .42

           11.12. Knowledge. . . . . . . . . . . . . . . . . . . . . . . . .42

           11.13. Dispute Resolution . . . . . . . . . . . . . . . . . . . .42

           11.14. Counterparts . . . . . . . . . . . . . . . . . . . . . . .43

                                      SCHEDULES



Schedule 1.03         Checks and Bank Overdrafts
Schedule 2.01         Qualification to do Business as a Foreign Corporation
Schedule 2.02         Violations, Breaches or Defaults under Material
                      Commitments
Schedule 2.07         Absence of Certain Changes or Events
Schedule 2.09         Schedule of Accounts Receivable
Schedule 2.10(d)      Pending Audits and Examinations of Tax Returns
Schedule 2.10(e)      Tax Examinations
Schedule 2.10(f)      Tax Deficiencies or Assessments
Schedule 2.10(j)      Affiliated Corporations and Dividend Election
Schedule 2.10(o)      Foreign Income
Schedule 2.11(a)      Hazardous Materials
Schedule 2.12(a)      Employee Plans and Benefit Arrangements
Schedule 2.13         Leased Real Property
Schedule 2.15         Intellectual Property
Schedule 2.16(a)      Commitments
Schedule 2.17         Litigation
Schedule 2.19         Certificates of Insurance
Schedule 2.20(a)      Ten Most Highly Compensated Employees
Schedule 2.20(b)      Employment Contracts
Schedule 2.22         Customers and Suppliers
Schedule 2.25         Product Liability
Schedule 2.26         Intercompany Transactions
Schedule 2.27         List of Bank Accounts
Schedule 2.30         Backlog
Schedule 6.07         Change of Control Liabilities
Schedule 11.12        Persons with Knowledge


                                    EXHIBITS

Exhibit A             Opinion of Seller's counsel, Bell, Boyd & Lloyd
Exhibit B             Opinion of Buyer's counsel, Gibson, Dunn & Crutcher LLP

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement") is made and entered into as of December 16, 1996 between Alvey Systems, Inc., a Delaware corporation ("Buyer") and UNR Industries, Inc., a Delaware corporation ("Seller").

                                    RECITALS

     WHEREAS, Seller is the owner of all of the issued and outstanding shares of capital stock of Real Time Solutions, Inc., a Delaware corporation and wholly-owned subsidiary of Seller (the "Company"), consisting of 1,000 shares of common stock, par value $.01 per share (collectively, the "Shares"); and

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties hereby agree as follows:

                                    ARTICLE I


                           TERMS OF PURCHASE AND SALE

     1.01. SALE OF THE SHARES. At the Closing (as defined in Section 1.02), upon the terms and subject to the conditions set forth herein, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the issued and outstanding capital stock of the Company.

     1.02.  THE CLOSING.

            (a) The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California, commencing at 10:00 a.m. local time, on December 19, 1996, or at such other time and/or place, as the parties may mutually agree (the "Closing Date").

            (b) On the business day immediately preceding the Closing Date, the parties shall conduct a pre-closing at the offices of Gibson, Dunn & Crutcher LLP, commencing at 10:00 a.m. at which each party shall present for review by the other parties copies, in execution form, of all documents required to be delivered by such party at the Closing.

            (c) At the Closing, upon the terms and subject to the conditions set forth herein, Seller shall deliver or cause to be delivered to Buyer:

            (i) certificates representing the Shares, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Shares in blank, which certificates shall not bear any legend restricting the transfer of the Shares;

                 (ii) a long-form certificate of good standing and a certificate of tax good standing for the Company issued by the Secretary of State of the State of Delaware, certifying that the Company is in good standing upon the records of its offices, together with certificate(s) to transact business as a foreign corporation in each state in which the Company is so qualified, each as of a date reasonably close to the Closing Date;

               (iii) copies of the Certificate of Incorporation and Bylaws of the Company, in each case as amended to date, certified by the secretary or an assistant secretary of the Company;

                (iv) the written opinion of special counsel to Seller, Bell, Boyd & Lloyd, substantially in the form attached hereto as Exhibit A which shall expressly state that Buyer (and Buyer's senior lenders) is entitled to rely on such opinion;

                 (v) resignations, or removals by Seller, of the directors of the Company;

                (vi) the official stock register and minute books of the Company, certified by the secretary or an assistant secretary of the Company;

               (vii)  the certificate required by Section 7. 01 (a) hereof;

              (viii) true and correct copies of real property leases, specified material contracts, licenses, permits, governmental decrees, and patent, copyright and trademark licenses, to the extent not previously delivered;

                (ix) any consents, approvals or other authorizations necessary to effect the transactions contemplated hereby;

                 (x) such other documents and instruments as Buyer or its counsel deems reasonably necessary or desirable to effectuate the transactions contemplated by this Agreement.

     (d) At the Closing, upon the terms and subject to the conditions of this Agreement, Buyer shall deliver to Seller:

            (i) a long-form certificate of good standing for Buyer issued by the Secretary of State of Delaware, as of a date reasonably close to the Closing Date, certifying that Buyer is in good standing upon the records of its office;

           (ii) a certified copy of resolutions of the Board of Directors of Buyer authorizing all actions necessary to consummate the transactions contemplated by this Agreement;

           (iii)  the Purchase Price (as defined in Section 1.03);

            (iv)  the certificate required by Section 7.02(a) hereof-,

             (v) the written opinion of Gibson, Dunn & Crutcher LLP, special counsel to Pinnacle and Buyer, substantially in the form attached hereto as EXHIBIT B; and

            (vi) such other documents and instruments as Seller or its counsel deem reasonably necessary or desirable to effectuate the transactions contemplated hereby.

     1.03. PURCHASE PRICE AND PAYMENT. The aggregate purchase price to be paid by Buyer to Seller for the Shares shall be equal to $5,333,582 in cash (giving effect to the contribution to capital of the Intercompany Debt) minus the sum of the dollar amount associated with (a) Excess Inventory (as defined in Section 1.04(c)), (b) Obsolete Inventory (as defined in Section 1.04(c)), (c) Book-to-Physical Inventory Adjustment (as defined in Section 1.04(c)), (d) Aged Accounts Receivable Adjustment (as defined in Section 1.04(c)) and (e) any Company checks or bank overdrafts which have not been cleared as of the Closing Date, as set forth on Schedule 1.03 (the "Purchase Price"). If the Book-to-Physical Inventory Adjustment is negative (as defined in Section 1.04(c)) and is a number greater than the sum of Excess Inventory, Obsolete Inventory and Aged Accounts Receivables, such excess shall be added to the Purchase Price and paid promptly to Seller by Buyer. Payment to Seller of the Purchase Price shall be made on the Closing Date by wire transfer of immediately available funds to an account or accounts of Seller at a bank or banks specified by Seller no later than three business days prior to the Closing Date.

     1.04.  PURCHASE PRICE ADJUSTMENT.

          (a) As of a mutually agreed-upon date not to exceed 5 business days prior to the Closing Date, Seller will cause a physical count of the inventory to be taken, at which Buyer and its representatives and accountants may be present and participate. The quantities of inventory per this physical count will be valued at the lower of average cost (which approximates first-in, first-out) or market (where market does not exceed net realizable value) and inventory is to be considered on a part number basis in reaching such determinations regarding the lower of cost or market. Following such physical inventory, Seller shall prepare and present to Buyer a Purchase Price Adjustment Statement (the "Purchase Price Adjustment Statement") by 8:00 AM Central Standard Time on the day immediately preceding the Closing Date which will reflect the dollar value of the Company's Excess Inventory, Obsolete Inventory, if available, Book-to-Physical Inventory Adjustment, as of the date of the physical inventory, and Aged Accounts Receivable Adjustment, as of the day immediately preceding the presentation of the Purchase Price Adjustment Statement. The Purchase Price Adjustment Statement shall also include footnotes which provide detailed descriptions and calculations regarding the amount of Excess Inventory, Obsolete Inventory, Book-to-Physical Inventory Adjustment and Aged Accounts Receivable Adjustment. If the values for Excess Inventory and Obsolete Inventory are not available on the day immediately preceeding the Closing Date, a supplemental Purchase Price Adjustment Statement containing Excess Inventory and Obsolete Inventory values shall be submitted by Seller to Buyer within 10 business days after the Closing Date, together with Seller's wire transfer to Buyer of immediately available funds in the amount of Excess Inventory and Obsolete Inventory values reflected thereon.

          (b) Buyer and its representatives and accountants shall have the right to review the workpapers of Seller and its accountants used in preparing and auditing the Purchase Price Adjustment Statement referred to in
Section 1.04(a) hereof, and shall have full access to the books, records, working papers and personnel of Seller and Seller's accountants for purposes of reviewing the accuracy and fairness of presentation of the Purchase Price Adjustment Statement. The Purchase Price Adjustment Statement shall be binding upon each of Buyer and Seller for all purposes unless Buyer and its representative and independent accountants gives written notice of disagreement with any of said values or amounts within thirty (30) days after the receipt by Buyer of such Purchase Price Adjustment Statement specifying in reasonable detail, insofar as possible, the nature and extent of such disagreement. If Buyer and Seller are unable to resolve any such disagreement within thirty (30) days after Buyer gives Seller notice thereof, the disagreement shall be referred for final determination to Deloitte & Touche LLP or, if such firm declines to act, to any other accounting firm of national reputation as may be reasonably acceptable to Buyer and Seller. Buyer and Seller may submit to such accounting firm any facts which they deem relevant to the determination, and the determination of such accounting firm shall be conclusive, non-appealable and binding upon Buyer and Seller for all purposes. Such accounting firm shall resolve any disputes in an informal proceeding with rules to be established by such firm. Buyer and Seller agree that judgment may be entered upon the determination of such accounting firm in any court having jurisdiction over the party against which such determination is to be enforced. Seller and Buyer shall each pay the fees and disbursements of their respective internal and independent accountants and other personnel incurred in the initial preparation, review and final determination of the Purchase Price Adjustment Statement. The fees and disbursements of the accounting firm to which any disagreement is referred to above shall be borne equally by Seller and Buyer.

          (c)  As used in this Agreement, "Excess Inventory" means the sum of
(i) to the extent the Stated Inventory Amount (as defined below) is between 100% and 200% of the Normal Usage Amount (as defined below), 50% of the amount that the Stated Inventory Amount exceeds the Normal Usage Amount and (ii) 100% of the amount, if any, by which the Stated Inventory Amount exceeds 200% of the Normal Usage Amount, in each case determined on the basis of the physical count of the inventory to be taken in accordance with Section 1.04(a) hereof. "Stated Inventory Amount" means the dollar value of the Company's inventory on a part number basis as of the date of completion of the physical count of inventory to be taken pursuant to Section 1.04(a) hereof, prior to adjustment for Excess Inventory or Obsolete Inventory. "Normal Usage Amount" means the quantity of inventory valued at the lower of average cost (which approximates first-in, first-out) or market considered on a part number basis, used by the Company in the ordinary course of business for the twelve months ended November 30, 1996, PROVIDED, HOWEVER, that Normal Usage Amount for a new product that was first sold less than twelve months prior to Closing shall be the reasonably anticipated usage for the twelve months after Closing. "Obsolete Inventory" means 100% of any portion of the Stated Inventory Amount as may be determined to be obsolete, unmerchantable or otherwise below standard quality. "Book-to-Physical Inventory Adjustment" means the amount by which the dollar value of the Company's inventory reflected on the Company's inventory records as of the date of the physical inventory, taken pursuant to Section 1.04(a) hereof, exceeds or is less than the aggregate Stated

Inventory Amount, prior to adjustment for Excess Inventory or Obsolete Inventory. If the dollar value of the Company's inventory reflected on the November 30, 1996 financial statements is greater than the Stated Inventory Amount, the Book-to-Physical Inventory Adjustment is a positive number. If the Stated Inventory Amount exceeds the dollar value of the Company's inventory reflected on the November 30, 1996 financial statements, the Book-to-Physical Inventory Adjustment is a negative number. "Aged Accounts Receivable Adjustment" means any accounts receivable of the Company which are carried on the books and records of the Company and which have been outstanding 60 days on the day immediately preceding the delivery of the Purchase Price Adjustment Statement (each such receivable being herein referred to as an "Aged Receivable").

                                   ARTICLE II


                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:

     2.01.     ORGANIZATION.   The Company is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the business conducted by it makes such qualification necessary and the absence of such qualification could, individually or in the aggregate, have a material adverse effect on the financial condition, business, results of operations, prospects or properties, whether or not arising in the ordinary course of business, of the Company (a "Material Adverse Effect"). Schedule 2.01 lists (i) each state in which the Company is qualified to do business as a foreign corporation and (ii) each state in which the Company has (A) any sales office or (B) any distributor. True, correct and complete copies of the Certificate of Incorporation and Bylaws of the Company, in each case as amended to date, have been previously delivered to Buyer.

     2.02. CORPORATE POWER AND AUTHORITY; EFFECT OF AGREEMENT. Each of the Seller and the Company has all requisite power and authority to execute, deliver and perform this Agreement and the agreements, certificates, instruments or other documents to be executed and delivered in connection herewith (collectively, the "Ancillary Documents") by each of the Seller and the Company and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by each of the Seller and the Company and constitutes the valid and binding obligation of each of the Seller and the Company, and such Ancillary
Documents, upon execution and delivery by each of the Seller and the Company, will constitute valid and binding obligations of each of the Seller and the Company, in each case enforceable against each of the Seller and the Company in accordance with its terms, except to the extent that such enforceability
(i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (ii) is subject to general principles of equity. The execution, delivery and performance by each of the Seller and the Company of this Agreement and such Ancillary Documents and the consummation by each of the Seller and the Company of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both,
(A) violate or conflict with any provision of law, rule or regulation to which Seller or the Company is subject or by which any of the property of Seller or the Company is bound or (B) violate or conflict with any order, judgment or decree applicable to Seller or the Company (C) violate or conflict with any provision of the Certificate of Incorporation or the Bylaws of the Seller or the Company or (D) except as set forth on Schedule 2.02, result in a violation or breach of, or permit any third party to modify, terminate or rescind any term or provision of, or constitute a default under, any material Commitment (as defined in Section 2.15), including, without limitation, any indenture, mortgage, deed of trust, promissory note or industrial revenue bond, if any, to which the Company is a party or by which any of the property of the Company is bound, or result in the creation of an Encumbrance on any of the assets of the Company.

     2.03.     CAPITALIZATION.   The authorized capital stock of the Company
consists solely of 1,000 shares of common stock, $.01 par value per share, of which 1,000 Shares are issued and outstanding and owned of record and beneficially by Seller. All of the Shares have been duly authorized and are validly issued, fully paid and non-assessable. There are outstanding no securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of the Company, or subscriptions, warrants, options, rights, calls, agreements, demands or other arrangements or commitments of any character obligating the Company to issue or dispose of any of its equity securities or any ownership interest therein or otherwise relating to the capital stock of the Company.

     2.04.     TITLE TO SHARES.   The sale and delivery of the Shares to Buyer
pursuant to Article I hereof will vest in Buyer legal and valid title to such Shares, free and clear of any and all liens, security interests, pledges, mortgages, charges, limitation, claims, restrictions, rights of first refusal, rights of first offer, rights of first negotiation or other encumbrances of any kind or nature whatsoever (collectively, "Encumbrances"), other than Encumbrances created by Buyer.


     2.05.     SUBSIDIARIES.   The Company does not hold a direct, indirect or
beneficial interest in any entity (corporation, partnership, joint venture, association or other business enterprise).

     2.06.     FINANCIAL STATEMENTS.

          (a) Seller has heretofore delivered to Buyer unaudited balance sheets of the Company as of December 31, 1994 and 1995 (collectively, the "Balance Sheets;" the balance sheet as of December 31, 1995 is referred to as the " 1995 Balance Sheet") and the related unaudited consolidated income statements for the fiscal years then ended (collectively, the "Income Statements"). The Balance Sheets and the Income Statements (collectively, the "Financial Statements") were prepared in accordance with the books and records of the Company and incorporated in the Seller's consolidated financial reports to stockholders. Seller has provided Buyer and Buyer's auditors, Price Waterhouse LLP ("Buyer's Auditor's") with full access to, and true and correct copies of, the Company's financial books and records.

          (b) Seller has heretofore delivered to Buyer an unaudited balance sheet of the Company as of September 30, 1996 (the "Interim Balance Sheet") and the related unaudited income statement for the nine months then ended (together, the "Interim Financial Statements"), copies of which are included on Schedule 2.06. The Interim Financial Statements were prepared in accordance with the books and records of the Company and incorporated in the Seller's consolidated financial reports to stockholders.

     2.07.     ABSENCE OF CERTAIN CHANGES OR EVENTS.   Except as expressly
permitted by this Agreement or as disclosed on Schedule 2.07, since the date of the Interim Balance Sheet, the Company has not (a) suffered any damage, destruction or casualty loss, whether or not covered by insurance, adversely affecting the Company's business, (b) incurred or discharged, in whole or in part, any obligation or liability or entered into any other transaction except in the ordinary course of business, (c) suffered any change having a Material Adverse Effect, (d) increased the rate or terms of compensation payable or to become payable by the Company to its directors, officers or key employees or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of its directors, officers or key employees, except in each case increases occurring in the ordinary course of business in accordance with the Company's customary practices (including normal periodic performance reviews and related compensation and benefit increases) and except as contemplated by
Section 6.07 hereof, (e) paid or declared any distribution of cash or any other asset, in the nature of a dividend, in redemption or as the purchase price of any of its capital stock or in discharge or cancellation, in whole or in part, of any indebtedness owing to its shareholders, or made any purchase, redemption, retirement, sale, issuance or other acquisition of any stock, notes or other securities, (f) sold or transferred any asset of the Company except in the ordinary course of business, (g) created or permitted to arise any Encumbrance upon any of the assets of the Company, except for Encumbrances for Taxes (as defined in Section 2.10) not due, purchase money security interests and mechanics' liens being disputed by the Company in good faith and by appropriate proceedings, (h) altered the manner of keeping the Company's books, accounts or records or the accounting practices reflected therein, (i) changed the nature of customer contracts, licensing arrangements or billing practices or
(j) reduced the amount of any reserve or accrued liability balance, except to the extent of cash payments related thereto. The Company has no knowledge of any threat or intention on the part of any significant customer, supplier or distributor to reduce materially the volume of its purchases from or sales to the Company or otherwise materially modify its business relationship with the Company.


     2.08.     NO UNDISCLOSED LIABILITIES.   Except as reflected on the
Schedules hereto and except for potential losses on certain contracts to supply DMS projects, the Company has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise), and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties or other charges payable with respect to any such liability or obligation), that were not fully reflected or reserved against in the Interim Balance Sheet (whether or not required to be so reserved by generally accepted accounting principles ("GAAP")), except for liabilities and obligations incurred in the ordinary course of business since the date thereof.

     2.09.     ACCOUNTS RECEIVABLE.   The accounts receivable of the Company as
shown on the Interim Financial Statements and all accounts receivables which have arisen subsequent to September 30, 1996 have been collected or are collectible in the ordinary course of business net of reserves specifically identified on the Interim Financial Statements or the notes thereto, except for the Aged Accounts Receivable. Schedule 2.09 includes a complete and accurate aging schedule of all accounts receivable reflected on the Interim Balance Sheet.

     2.10.  TAXES.

          (a)  For purposes of this Agreement:

               (i) the term "Taxes" means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and the term "Tax" means any one of the foregoing Taxes;

               (ii) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns; and

               (iii) the term "Tax Affiliate" means each member of a consolidated, combined, unitary, or other similar group for Tax purposes (for the period during which the Company and such member were included in that group).

          (b) The Company and Tax Affiliates have accurately prepared and timely filed all Returns required to be filed on or prior to the date hereof. The Returns are accurate and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code") (or any predecessor provision or comparable provision of state, local or foreign law).

          (c) The Company and Tax Affiliates have paid all Taxes required to have been paid by them before the date hereof.

          (d)  Except as set forth in Schedule 2.10(d):


               (i) There is no pending claim for refund made by the Company with respect to Taxes previously paid;

               (ii) no claim has been made by any taxing authority in any jurisdiction where the Company does not file Returns that any of them is or may be subject to Tax by that jurisdiction; and

               (iii) no extensions or waivers of statutes of limitations with respect to the Returns have been given by or requested from the Company or any Tax Affiliate.

          (e) Schedule 2.10(e) sets forth a complete list of all pending audits, proceedings and examinations with respect to Taxes that involve the Company or for which the Company could be liable. To the best knowledge of the Seller and the Company, no other such audits, proceedings or examinations are threatened or contemplated.

          (f) Except to the extent indicated in Schedule 2.10(f), all deficiencies asserted or assessments made as a result of any examinations by any taxing authority have been fully paid or are fully reflected as a liability in the Interim Balance Sheet.

          (g) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

          (h) The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

          (i) The Company is not a party to or bound by any closing agreement or offer in compromise with any taxing authority, other than the closing agreement between the Seller and the Internal Revenue Service with respect to the federal income tax audit of the Seller and its subsidiaries for the taxable year ended December 31, 1993.

          (j)  Except to the extent indicated in Schedule 2.10(j):

               (i) the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of combined, consolidated or unitary group for state, local or foreign Tax purposes (other than the group the common parent of which is Seller);

               (ii) the Company has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it;

               (iii) the Company has not made a consent dividend election under
     Section 565 of the Code; and

               (iv)  the Company has not been a personal holding company under
     Section 542 of the Code.

          (k) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended- none of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; none of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (l) The Company has neither agreed to make, nor is it required to make, any adjustment under Sections 48 1 (a) or 263A of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method or otherwise. The Company has not taken action which is not in accordance with past practice that could defer a liability for Taxes of the Company from any taxable period ending on or before the date hereof to any taxable period ending after such date.

          (m) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company, in the payment of any "excess parachute payments" within the meaning of
Section 280G of the Code.

          (n) The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (o) The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country and, except as set forth on Schedule 2.10(o), the Company has not engaged in a trade or business within, or derived any income from, any foreign country.

          (p) The Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

          (q) The provisions for Taxes currently payable on the Interim Balance Sheet are at least equal, as of the date thereof, to all unpaid Taxes of the Company, whether or not disputed (other than income Taxes that are provided for by the Seller).

          (r) None of the income recognized, for federal, state, local or foreign income tax purposes, by the Company during the period commencing on the date hereof and ending on the Closing Date will be derived other than in the ordinary course of business.

          (s) There are no deferred intercompany gains or losses, or intercompany items, as such terms are defined in the Treasury Regulations, or other similar amounts that will be required to be recognized or otherwise taken into account by the Company as a result of the acquisition of the Shares pursuant to this Agreement.

     2.11.  COMPLIANCE WITH LAWS.

          (a) The Company is in compliance, in all material respects, with all federal, state and local laws, ordinances, rules and regulations applicable to its business or properties (including, without limitation, Environmental Laws (as defined in Section 2.11(d)) currently in effect. Neither Seller nor the Company has received any notification of any asserted present or past failure by the Company to comply with any such law, rule or regulation. The Company has at all times possessed, has been, and is in compliance with, all governmental permits, licenses and authorizations (including all Environmental Permits (as defined in Section 2.11(d)) necessary for the conduct of its business on and prior to the Closing Date and the failure to possess, or be in compliance with, which would have a Material Adverse Effect. All of such permits, licenses and authorizations are, and on the Closing Date will be, valid and in full force and effect. The Company is in compliance, in all material respects, with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. Except as disclosed on Schedule 2.11(a), no Hazardous Material (as defined in Section 2.11(d)) has been treated, stored, released, disposed of, or discharged into the environment, on or from the current or any prior premises of the Company nor has any Hazardous Material been released on or from any locations at which the Company arranged, by contract, agreement or otherwise, for disposal, treatment, transport for disposal or treatment, of any Hazardous Material. There is no
(i) Environmental Condition (as defined in Section 2.11(d)), (ii) asbestos-containing material installed at any premises leased by the Company (a "Company Facility") or (iii) polychlorinated biphenyls deposited or contained in any existing equipment or otherwise located at any Company Facility. The Company is not aware of any liability to any third party for any Personal Injury (as defined in Section 2.11(d)) of any person, including, without limitation, any employee or former employee of the Company (A) in any way arising out of any exposure prior to the Closing to any Hazardous Material present at or generated by any Company Facility at or prior to the Closing or (B) in any way arising out of any exposure after the Closing to any Hazardous Material that was present at or generated by any Company Facility at or prior to the Closing. The Company has received all regulatory and other Federal, state or local licenses, approvals, permits and authorizations necessary in connection with the manufacture, storage or sale of its products prior to the Closing Date. All such permits, licenses and approvals are, and on the Closing Date will be, in full force and effect, the Company is in compliance with their requirements and no proceeding is pending or, to the best knowledge of the Seller and the Company, threatened to revoke or amend any of them. None of such licenses, approvals, permits and authorizations are or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (b) True, correct and complete copies of all environmental reports in the possession of Seller or the Company, if any, relating to any real property leased by the Company have been delivered concurrently herewith to Buyer.

          (c) There are no off-site locations to which or at which the Company or any agent of the Company, including any employee or former employee of the Company, has ever generated or disposed of any Hazardous Material.

          (d) As used in this Agreement, the following terms shall have the following meanings:

          "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 ET SEQ.).

          "ENVIRONMENTAL CONDITION" means (i) any condition arising out of any release or threatened release of Hazardous Materials from or onto any Company Facility, (ii) any condition at any location arising out of any release or threatened release of Hazardous Materials that the Company generated, (iii) any violation by the Company of any Environmental Permit or of any Environmental Law or (iv) any condition at any Company Facility requiring remediation under any Environmental Law.

          "ENVIRONMENTAL LAWS" means, in each case as in effect on the applicable date prior to the Closing Date, 42 U.S.C. Section 9607 and 9613(f) of CERCLA, the Hazardous Material Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Clean Water Act (33 U. S. C. Section 1251 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act, as amended (15 U. S. C. Section 2601 ET SEQ.) the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 ET SEQ.), the Occupational Safety and Health Act (29 U.S.C. Section 651 ET SEQ.) and any other federal, state or local law relating to Environmental Matters, the rules and regulations promulgated under any thereof, and any provisions of common law providing for any remedy or right of recovery with respect to Environmental Matters.

          "ENVIRONMENTAL MATTERS" means any matter arising out of or relating to the production, storage, handling, use, emission, disposal, discharge, transportation, or release of any contaminant, waste, or hazardous or toxic material, or other substance or material regulated by law, or otherwise arising out of or relating to safety, health, sanitation or the environment, and shall include, without limitation, the costs of investigating and remediating the same, any fines and penalties arising in connection therewith, and any claim in respect thereof for damages or injunctive relief for alleged Personal Injury, property damage or damage to natural resources under common law or Environmental Law.

          "ENVIRONMENTAL PERMIT" means each permit, license, order, variance, registration or other authorization of any federal, state or local governmental agency issued, approved or required to be obtained under any Environmental Law.

          "HAZARDOUS MATERIAL" means (i) any pollutant, contaminant, petroleum, crude oil or any fraction thereof or hazardous waste or hazardous substance, within the meaning of such terms under CERCLA or any other Environmental Law and
(ii) any other hazardous or toxic substance or material, or any material requiring remediation, within the meaning of any Environmental Law applicable to the Company or to which its properties or other assets are subject.

          "PERSONAL INJURY" means any illness, disability, injury or death.

     2.12.  EMPLOYEE BENEFIT PLANS.

          (a) COMPANY EMPLOYEE PLANS AND BENEFIT ARRANGEMENTS. Schedule 2.12(a) lists each Company Employee Plan and Company Benefit Arrangement. The Company has made available to Buyer with respect to each Company Employee Plan and Company Benefit Arrangement true and complete copies of (i) all written documents comprising such plans and arrangements (including trust agreements, annuity contracts, funding instruments, amendments and individual agreements relating thereto), (ii) the three most recently filed IRS Form 5500 series (including all schedules thereto) with respect to each Company Employee Plan required to file such Form, (iii) the most recent financial statements, if any, pertaining to such plans and arrangements, (iv) if applicable, the summary plan description currently in effect and all material modifications thereto, if any, for each Company Employee Plan and (v) if applicable, the most recent IRS letter as to the qualification of each plan listed in Schedule 2.12(a). Schedule 2.12(a) shall categorize whether each plan is a Pension Plan or a Welfare Plan, and whether each plan covers employees or former employees other than employees or former employees of the Company.

          (b) MULTIEMPLOYER WELFARE FUNDS. The Company has never contributed to a multiemployer welfare benefit fund maintained pursuant to any Welfare Plan.

          (c) RETIREE WELFARE PLANS. Except pursuant to the provisions of COBRA, the Company maintains no Company Employee Plan that provides, or has otherwise promised to provide, benefits described in Section 3(l) of ERISA to any former employees or retirees of the Company. The Company does not have any liability, absolute, contingent, matured or unmatured, in respect of retiree medical, life insurance or other benefits which is not reflected on the Financial Statements.

          (d) PENSION PLANS. The IRS has issued favorable opinion letters with respect to all Company Employee Plans that are Pension Plans intended to be qualified under Code Section 401. To the knowledge of the Company, no condition exists and no event has occurred since the date of any such opinion letters which could reasonably be expected to result in revocation of any such opinion letters, and true and correct copies of such opinion letters have been made available to Buyer. No reportable event as defined in Section 4043(b) of ERISA, whether or not the reporting requirements have been waived by the Pension Benefit Guaranty Corporation ("PBGC"), has occurred or is continuing with respect to any Company Employee Plans that are Pension Plans, other than events which have been reported on the Company's IRS Form 5500 series, (including all schedules thereto) with respect to each Company Employee Plan required to file such form.

          (e) PROHIBITED TRANSACTIONS AND FIDUCIARY RESPONSIBILITY. On and after January 1, 1990, neither the Company nor any ERISA Affiliate, nor to the Company's knowledge, any fiduciary of any Company Employee Plan has engaged in or been a party to any Prohibited Transaction with respect to any Company Employee Plan that could reasonably be expected to result in the imposition on the Company of a material penalty pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code. No officer, director or employee of the Company has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Company Employee Plan.

          (f) LIENS AND PENALTIES. The Company has no liability with respect to any Company Employee Plan and no event has occurred which could lead to liability (i) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (ii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iii) for any excise tax imposed by Chapter 43 of Subtitle D of the Internal Revenue Code or
(iv) for any failure to make any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code.

          (g) LIABILITY OF ERISA AFFILIATES. No ERISA Affiliate has any liability, and no event has occurred which could result in any liability of an ERISA Affiliate, under Title I, II or IV of ERISA or Section 4980B of the Code to any pension plan or to the PBGC or the IRS for which the Company could be liable or which could be a lien on the Company's assets.

          (h) COBRA. The Company has complied in all material respects with the provisions of COBRA with respect to all Company Employee Plans that are Group Health Plans, and the Company has no liability pursuant to Section 4980B of the Code, including, but not limited to, liability for any Tax under Section 4980B(a) of the Code.

          (i) ADDITIONAL BENEFITS. Except as set forth in Schedule 2.12(j), no individual shall accrue or receive additional benefit or service credit or accelerated rights to payments of benefits under any Company Plan, including the right to receive any parachute payment, as defined in Section 28OG of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement.

          (j) CLAIMS. Other than claims for benefits in the ordinary course, there is no material action, suit or claim pending or to the knowledge of the Company threatened, involving any Company Employee Plan or the assets of any Company Employee Plan by any person against such plan or the Company or any ERISA Affiliate. There is no pending or threatened proceeding involving any Company Employee Plan before the Internal Revenue Service, the United States Department of Labor or any other governmental or quasigovernmental authority.

          (k) COMPLIANCE WITH LAWS, CONTRIBUTIONS. Each Company Plan has at all times prior hereto been maintained in all material respects in accordance with its terms and in substantial compliance with all applicable laws, including, but not limited to, all material reporting or disclosure requirements applicable to any such plans. The Company has made full and timely payment of all amounts required to be contributed under the terms of, and applicable law, of each Company Plan that is a Pension Plan or required to be paid as expenses under such Company Plan, and the Company shall continue to do so through the Closing Date.

               (1) WARN LIABILITY. The Company has complied in all respects with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and no claim under WARN is pending against the Company or overtly threatened, nor is there any reasonable basis to anticipate any such claim.

          (m)  DEFINITIONS.

               (i) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

               (ii) "CODE" shall have the meaning given to it in Section 2. 10 above.

               (iii) "COMPANY BENEFIT ARRANGEMENT" means any material benefit arrangement that is not an Employee Benefit Plan, including but not limited to (A) each employment or consulting agreement, (B) each incentive bonus or deferred bonus arrangement, (C) each arrangement providing termination allowance, severance or similar benefits, (D) each equity compensation plan, (E) each deferred compensation plan and (F) each compensation policy and practice currently maintained, or previously maintained, by the Company covering the employees, former employees, directors or former directors of the Company, or the beneficiaries of such persons.

               (iv) "COMPANY EMPLOYEE PLAN" means any material Employee Benefit Plan that is sponsored or contributed, or has in the past been sponsored or contributed to, by the Company covering employees or former employees of the Company.

               (v) "COMPANY PLAN" means any Company Employee Plan or Company Benefit Arrangement.

               (vi) "EMPLOYEE BENEFIT PLAN" means any employee benefit plan, as defined in Section 3(3) of ERISA.

              (vii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any regulations thereunder.

             (viii) "ERISA AFFILIATE" means any person (as defined in Section 3(9) of ERISA) that, together with the Company as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414(b) or (c) of the Code.

               (ix) "GROUP HEALTH PLAN" means any group health plan, as defined in Section 5000(b)(1) of the Code.

               (x) "IRS" shall have the meaning given to it in Section 2.10 above.

               (xi) "PENSION PLAN" means any employee pension benefit plan, as defined in Section 3(2) of ERISA.

              (xii) "PROHIBITED TRANSACTION" means a "prohibited transaction" as defined under Section 4975 of the Code or a transaction in violation of
     Section 406 of ERISA for which no exemption is available under Section 4975 of the Code or Section 408 of ERISA, respectively.

             (xiii) "WELFARE PLAN" means any employee welfare benefit plan, as defined in Section 3(1) of ERISA.

     2.13.  TITLE TO ASSETS.

            (a) Except with respect to the Intellectual Property which is covered in Section 2.15 below, the Company has good and valid title to, or a valid leasehold in, all of the assets and properties that are used in the business or otherwise material to the financial condition of the Company, free and clear of any and all Encumbrances, except
(i) liens for Taxes not yet due or being contested in good faith by appropriate proceedings. and (ii) such encumbrances as are not substantial in amount, character or extent and do not detract from the value or interfere with the use of assets or impair the operations of the Company in any material respect ("Permitted Encumbrances"). The assets and properties (whether owned or leased) of the Company, in the aggregate, are in good operating condition, ordinary wear and tear excepted. The Interim Balance Sheet reflects all tangible assets and properties, real or personal, utilized by the Company in the conduct of its business, except to the extent such assets and properties have been sold or transferred in the ordinary course of business since the date of the Interim Balance Sheet.

          (b) The Company does not own any real property. Schedule 2.13 sets forth a list of all real properties in which the Company holds a leasehold interest (the "Real Property"). For purposes of this Agreement, the agreements under which the Company is occupying Real Property are collectively referred to as the "Leases." The Company has previously delivered to Buyer a true, correct and complete copy of each of the Leases, as amended to date. Each of the Leases is in full force and effect. No Lease has been modified or amended since the Interim Balance Sheet. No party to any Lease has given the Company written or, to the Company's knowledge, oral notice of or made any claim with respect to any breach or default with respect to any such Lease. The Company has not entered into any sublease, license or other agreement granting to any person or entity any right to the use, occupancy or enjoyment of the Real Property or any portion thereof, or the right to purchase the Real Property or any portion thereof All material certificates of occupancy, permits and licenses of all governmental authorities having jurisdiction over the Real Property required to have been issued to the Company, to enable the Real Property to be lawfully occupied and used for all of the purposes for which the Real Property is currently occupied and used have been lawfully issued and are in full force and effect. Neither Seller nor the Company has received any notification of any pending, threatened or contemplated condemnation proceeding affecting the Real Property or any portion thereof

     2.14.  INVENTORY AND SUPPLIES.   The inventory and supplies of the Company
consist of items of a quality and quantity usable and saleable in the normal course of the Company's business at values at least equal to the values at which such items are carried on its books. The values of obsolete or slow-moving inventory and inventory of below standard quality, if any, have been written down to the lower of cost or realizable market value or have been written off. The value at which such obsolete or slow-moving inventory is carried on the Interim Balance Sheet reflects the normal inventory valuation policies of the Company, stating inventory at the lower of market or average cost, which approximates a first-in first-out basis, all determined in accordance with GAAP.


     2.15.  INTELLECTUAL PROPERTY.

          (a) Schedule 2.15 sets forth a list of all United States and foreign patents, patent applications, registered and unregistered trademarks, trade names, logos, registered copyrights, and applications therefor, material unregistered copyrights, algorithms, not embodied in software, and models, not embodied in software, in which the Company has any colorable claim of ownership, including, without limitation, all copyrights in software programs (except for mass-marketed third party PC software), owned or used by the Company in the conduct of its business (the "Intellectual Property Rights"), together with a listing of all licenses, franchises, licensing agreements (whether as licensor or licensee) to which the Company is a party, and any other arrangement with respect to such Intellectual Property Rights. Except as disclosed to Buyer in Schedule 2.15, the Company has full title and ownership of or rights to use all Intellectual Property Rights, trade secrets, technology and know-how without any infringement of the rights of others. All of the Intellectual Property Rights, trade secrets, technology and know-how owned by the Company are free and clear of any and all Encumbrances except as set forth on Schedule 2.15.

          (b) To the best of the Company's knowledge, all Intellectual Property Rights, trade secrets, technology and know-how are valid, subsisting, unexpired and enforceable and have not been abandoned. All licenses, if any, of the Company's Intellectual Property Rights are in force and, to the best knowledge of the Company, not in default.

          (c) No proceedings have been instituted or are pending or, to the best knowledge of Seller and the Company, threatened, that challenge the rights of the Company to use or register, or maintain any registration of, any of the Intellectual Property Rights, trade secrets and technology. None of the products, processes, software (except for third party software), machines or services made, used or furnished by the Company infringes any valid patent, copyright, registered trademark or other legally recognized intellectual property rights owned by others. No holding, decision or judgment has been rendered by any governmental authority which would limit, cancel or question the validity of any Intellectual Property Right, trade secret or the Company's technology or business know-how. The Company has used and uses its commercially reasonable efforts to prevent any infringement by third parties of its Intellectual Property Rights, trade secrets and technology. Neither Seller nor the Company has received a notice of conflict with the asserted rights of others with regard to any Intellectual Property, trade secret or technology within the last three years.

          (d) Neither Seller nor the Company is making or has made use of any confidential information of third parties (except for such confidential information as may be embodied in third party software which Seller and/or the Company is or was, as the case may be, lawfully entitled to use and for which Seller and/or the Company is paying or has paid all licensing or other fees necessary in connection with the use of such third party software) nor any confidential information in which any of its present or past employees or other service providers has claimed a proprietary interest, other than information which Seller or the Company is authorized to use, and Seller and the Company are not aware of any facts that would give rise to such a claim.

          (e) To the best knowledge of Seller and the Company, with respect to each material published work distributed, the Company has used on every copy such notice as may be required under the copyright laws. The Company has not done any act, or omitted to do any act, which would cause any material copyright used or owned by the Company to become injected into the public domain.

          (f) Each software program published or distributed by the Company in the conduct of its business is a "work made for hire," as defined by the Copyright Act of 1976, as amended, or is subject to a copyright which has been assigned exclusively to the Company by an instrument in writing. Each past and present employee or any independent consultant, participating in the development of any such software is bound by a confidentiality and nondisclosure agreement executed by such employee or independent consultant and the Company, which agreement prohibits the disclosure of any confidential information of the Company.

          (g) All past and present employees who have been engaged in research and development for the Company have executed an instrument assigning to the Company all of their right, title and interest in and to any inventions created or developed during, and within the scope of, their employment by the Company, and obligating them to disclose to the Company all such inventions.

     2.16.  COMMITMENTS.

          (a) Schedule 2.16(a) contains a true, correct and complete list of each of the following contracts or agreements, whether written or oral (including any and all amendments thereto), to which the Company is a party (collectively, the "Commitments"):

               (i) any software or other license or cross-license agreement for more than $5,000;

               (ii) any distributorship, agency or manufacturer's representative agreement;

              (iii) any open sales order or contract for more than $25,000;

               (iv) any purchase order or contract for more than $25,000;

                (v) any equipment lease requiring annual expenditures of more than $10,000;

               (vi) any vehicle lease requiring annual expenditures of more than $10,000;

              (vii) any long-term supply or requirements contract for more than $10,000;

             (viii) any bond (bid, performance or other), letter of credit, agreement of guarantee, surety or indemnification (other than in favor of the Company), or any commitment to issue any such bond, letter of credit, agreement of guarantee, surety or indemnification;

               (ix) any maintenance agreement or obligation associated with software for more than $5,000;

               (x) any agreement or contract that restricts the Company from competing, directly or indirectly, in any line of business with any other person or entity anywhere in the world;

               (xi) any management, employment, consulting, change of control or severance contract with any officer, consultant, director, employee or other person or entity;

              (xii) any contract or agreement that involves capital expenditures of more than $10,000; and

             (xiii) any contract or agreement, whether written or oral, that is material to the business or financial condition of the Company and is not of the type included in any of the foregoing clauses (i) through (xiv), including, without limitation, any contract or agreement, whether written or oral, that obligates the Company to make payments aggregating in excess of $25,000 in any one year.

          (b) Each Commitment is in full force and effect, valid and binding and enforceable against the Company and, to the best knowledge of Seller and the Company, each other party thereto, in accordance with its terms. Neither the Company nor any other party to any of the Commitments, is in material breach or default with respect to any term or condition thereof, and the Company has not received any notice that any event has occurred that, with the passage of time or the giving of notice, or both, would constitute such a material breach or default thereunder.

          (c) No Commitment obligates the Company to (i) purchase goods or services in excess of reasonably anticipated needs after the Closing Date or on terms that are materially less favorable than those obtainable from other suppliers of similar goods or services or (ii) sell goods or services after the Closing Date that cannot be produced or delivered pursuant to existing manufacturing or working conditions of the Company at a profit, except certain contracts to supply DMS projects.

          (d) There are no executory contracts under which the Company is obligated to provide indemnification or to pay consequential or incidental damages in excess of amounts that would be covered by insurance which have not been previously provided to Buyer. During the preceding three years, there have been no claims asserted against the Company for workers' compensation expenses incurred by an employer other than the Company.

     2.17.  LITIGATION.   Schedule 2.17 sets forth every action, suit,
arbitration, workers' compensation claim or other proceeding in any court or before any governmental authority ("Litigation") pending or, to the Seller or the Company's knowledge, threatened, against the Company or any of its assets or properties, or initiated, as of the date hereof, by the Company against third parties. No Litigation by any governmental authority or by any entity or person questions or challenges the validity of this Agreement or any Ancillary Document or any action taken or to be taken pursuant to this Agreement or any Ancillary Document or in connection with the transactions contemplated hereby or thereby. The Company is not subject to any outstanding orders, rulings, judgments or decrees issued by any federal, state, local or foreign judicial or administrative authority.

     2.18. CONSENTS. No consent, approval or authorization of, or exemption by, or filing with, any governmental department, bureau or agency or other public board or authority or any other third party is required in connection with the execution, delivery and performance by Seller of this Agreement or the Ancillary Documents or the taking of any other action contemplated hereby or thereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, that Buyer is required to obtain or make.

     2.19. INSURANCE. Seller carries insurance, which is adequate in character and amount, with reputable insurers, covering all assets, properties and business of the Company, and it has provided all required performance and other surety bonds. Schedule 2.19 contains certificates of insurance for all insurance policies presently covering the Company, including policies held by Seller or the Company and policies held by third parties under which the Company is a named insured. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy or bond. Seller has not received any notification that material changes are required in the conduct of the Company's business as a condition to the continuation of coverage or renewal of any such policy. The Company has not received notification from any insurer, agent or broker denying or disputing any claim made by the Company or denying or disputing any coverage for any such claim or the amount of any claim. The Company has no claim against any of its insurers under any of such policies pending or anticipated and there has been no occurrence of any kind which would give rise to any such claim. Seller has heretofore made available to Buyer true and complete copies of all such policy summaries.

     2.20.  LABOR PRACTICES.

          (a) Schedule 2.20(a) contains a true and correct list of the ten most highly compensated employees of the Company (based on annual salary and historical bonus). The Company is not a party to or otherwise bound by any collective bargaining agreement. There are no claims for unfair labor practices pending or, to the best knowledge of Seller and the Company, threatened, between the Company and any of its employees. No strikes, work stoppages or other labor disputes involving the Company's employees are pending or, to the knowledge of the Company, threatened. There is not pending any grievance procedure or arbitration proceeding under any collective bargaining agreement covering the Company's employees or former employees. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of Seller and the Company, threatened against the Company. The Company has not experienced any work stoppage or other similar type of labor difficulty.

          (b) Except as set forth on Schedule 2.20(b), none of the employees of the Company is covered by employment contracts except customary written and nonwritten understandings concerning employment terminable at will without cost or other liability nor are any of the employees of the Company members of any union or covered by union contracts.

          (c) The Company is in compliance with the Immigration Reform and Control Act of 1986, as amended, and the Company has complied with all applicable federal, state and local laws relating to the employment of labor, including without limitation, the provisions thereof relating to wages, non-discriminatory hiring, promotional and employment practices and procedures, collective bargaining and payment of Social Security, unemployment compensation, worker's compensation and similar taxes, and the Company is not presently liable to any person or governmental agency for any arrears of wages or subject to any liabilities or penalties for failure to comply with any of the foregoing laws. There are no charges, audits, investigations, complaints or claims against the Company or any of its officers, directors, agents or employees pending before any federal, state or local agency responsible for the prevention of unlawful employment practices nor, has there been any threat of any such claim or charge.

     2.21. ABSENCE OF CERTAIN COMMERCIAL PRACTICES. The Company has not, and no director, officer or, to the best knowledge of Seller and the Company, any agent, employee or other person acting on behalf of the Company has, (i) given or agreed to give any gift or similar benefit or more than nominal value to any customer, supplier or governmental employee or official or any other person who is in a position to help or hinder the Company or assist the Company in connection with any proposed transaction, which gift or similar benefit, if not continued in the future, might have a Material Adverse Effect or (ii) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to governmental officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 3 OA of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has not, and no director or officer, and to the best knowledge of Seller and the Company, no agent, employee or other person acting on behalf of the Company has accepted or received any unlawful contributions, payments, gifts or expenditures.

     2.22. CUSTOMERS AND SUPPLIERS. Schedule 2.22 sets forth: (a) a list of the five largest customers of the Company in terms of sales during the fiscal year ended December 31, 1995, showing the approximate total sales by the Company to each such customer during such fiscal year; and (b) a list of the five largest suppliers of the Company in terms of purchases during the fiscal year ended December 31, 1995, showing the approximate total purchases by the Company from each such supplier during such fiscal year. Except for the customers named on Schedule 2.22, the Company had no customer who accounted for more than 5% of the Company's sales during the period from January 1, 1995 to September 30, 1996. Except for the suppliers named on Schedule 2.22, there is no supplier from whom the Company purchased more than 5% of the goods or services that it purchased during the period January 1, 1995 to September 30, 1996. No significant customer of the Company has notified the Company of any intention to change its current business relationship with the Company.

     2.23. ADEQUACY OF ASSETS. The assets and properties of the Company constitute, in the aggregate, all of the property necessary for the conduct of the Company's business in the manner in which and to the extent to which it is currently being conducted.

     2.24. PRODUCT RECALLS. Since April 1993, there has not been any product recall, or post-sale warning or similar action (collectively, "Recalls") conducted with respect to any product manufactured, shipped, delivered or sold by the Company, or any investigation or consideration of whether or not to undertake any Recalls.

     2.25. PRODUCT LIABILITY. Except as set forth on Schedule 2.25, there is no action, suit, inquiry, proceeding or, to the knowledge of Seller or the Company, investigation by or before any court or governmental body pending or, to the best knowledge of the Company, threatened against or involving the Company relating to any product alleged to have been manufactured or sold by the Company and alleged to have been defective, or improperly designed or manufactured (including actions, proceedings or investigations based on negligence, breach of implied or express warranty, strict liability, defective product or product in an unreasonably dangerous condition, failure to warn or inadequate warning, careless, reckless, willful, wanton, gross and/or intentional conduct substantially certain to result in personal injury or damage), nor is there any valid basis for any such action, proceeding or investigation.

     2.26. INTERCOMPANY TRANSACTIONS. Schedule 2.26 contains a list of all transactions between Seller or any person or entity related to or directly or indirectly controlling, controlled by or under common control with, Seller (a "Seller Affiliate"), on the one hand, and the Company, on the other hand, that remain executory on the date hereof and all liabilities or obligations of Seller or any Seller Affiliate to the Company, and all liabilities and obligations of the Company to Seller or any Seller Affiliate.

     2.27. BANK ACCOUNTS. Schedule 2.27 contains a list of all bank accounts maintained by the Company, including each account number and the name and address of each bank and the name of each person who has signature power with respect to each such account.

     2.28. BOOKS AND RECORDS. To the extent prepared since April 1, 1993, the minute books and stock records of the Company, which have been or will be made available to Buyer, Buyer's counsel and Buyer's auditors are complete and correct. At the Closing, all of those books and records will be in the possession of the Company.

     2.29. NO BROKERS. Neither Seller nor the Company has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement or any of the Ancillary Documents, except for J.P. Morgan Securities Inc., whose fees shall be paid solely by Seller.

     2.30. BACKLOG. Schedule 2.30 lists the Company's backlog prepared as of the most recent practicable date. Such backlog consists of orders by the Company's customers and has been calculated in a manner consistent with the Company's past practices. Neither Seller nor the Company has reason to believe that the backlog is not firm or will otherwise fail to result in completed sales as contemplated.

     2.31. NO MISREPRESENTATIONS. No representation, warranty or statement made, or information provided, by Seller or the Company in this Agreement or in any other document furnished or to be furnished by or on behalf of Seller or the Company pursuant hereto or as contemplated hereby, including, without limitation, the Prospect List (as defined in Section 4.03), contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE III



                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     3.01. ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and is duly qualified to transact business as a foreign corporation and is in good standing in the State of California.

     3.02. CORPORATE POWER AND AUTHORITY; EFFECT OF AGREEMENT. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, and the Ancillary Documents, upon execution and delivery by Buyer, will constitute valid and binding obligations of Buyer, in each case enforceable against Buyer, as the case may be, in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and
(ii) is subject to general principles of equity. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents and the consummation by Buyer of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both,
(A) violate or conflict with any provision of law, rule or regulation to which Buyer is subject, (B) violate or conflict with any order, judgment or decree applicable to Buyer or (C) violate or conflict with any provision of the Certificate of Incorporation or the Bylaws of Buyer.

     3.03. CONSENTS. No consent, approval or authorization of, or exemption by, or filing with, any governmental department, bureau or agency or other public board or authority is required in connection with the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements, or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, that Seller or the Company is required to obtain or make.

     3.04. NO BROKERS. Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement or the Ancillary Documents, except for Mammoth Capital, Inc., whose fees shall be paid solely by Buyer.

     3.05. STATUS OF BUYER. Buyer is, and at the Closing will be (i) an "accredited investor" as defined in Rule 501 (a) promulgated under the Securities Act of 1933 and (ii) financially capable, without restriction, of purchasing the Shares pursuant hereto.

                                   ARTICLE IV


                      COVENANTS OF SELLER AND THE COMPANY

     Seller and the Company hereby covenant and agree with Buyer as follows:

     4.01. COOPERATION BY SELLER. From the date hereof and prior to the Closing, Seller and the Company will use all reasonable efforts, and will cooperate with Buyer, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to effectuate the transactions contemplated hereby, and will otherwise use all reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof

     4.02. CONDUCT OF BUSINESS. Except as may be otherwise expressly permitted by this Agreement or with the prior written consent of Buyer, from the date hereof and prior to the Closing, Seller will cause the Company to, and the Company shall: (a) operate its business only in the ordinary course; (b) use all reasonable efforts to preserve intact its business organization; (c) continue in full force and effect all existing insurance policies (or comparable insurance) of or relating to the Company; (d) use all reasonable efforts to preserve its relationships with its lenders, suppliers, customers, licensors and licensees and others having business dealings with the Company. Without limiting the generality of the foregoing, and except as may be otherwise expressly permitted by this Agreement or with the prior written consent of Buyer, from the date hereof through the Closing, Seller shall not permit the Company to, and the Company shall not:

               (i) borrow any funds or otherwise become subject to, whether directly or by way of guaranty or otherwise, any indebtedness for borrowed money, including without limitation, any Inter-Company Debt, or be a party to any transfer of cash or cash equivalents by and between Seller and the Company, except for such transfers of cash or cash equivalents by and between Seller and the Company made in the ordinary course of the Company's business and which are reflected on the Daily Statements (as defined in Section 4.06);

               (ii) sell, lease, license or otherwise dispose of any of its properties or assets (including, but not limited to, rights with respect to Intellectual Property), except for sales of finished inventory in the ordinary course of business and consistent with past practice;

              (iii) create, or permit to be created, an Encumbrance upon any of the properties or assets of the Company, except (x) liens for Taxes not due, (y) mechanics' liens being disputed in good faith and (z) Permitted Encumbrances;

               (iv) make any increase in, or any commitment to increase, the compensation payable to, any employee of the Company, other than salary increases for any such employee (which employee is not an officer or a management employee) of the Company resulting from promotions and routine pay raises in the ordinary course of business consistent with past practices;

               (v) alter (x) the manner of keeping its books, accounts or records or the accounting practices therein reflected or (y) the timing of the payment of its payables from the Company's past practices;

               (vi) create or modify any bonus, deferred compensations, pension, profit sharing, retirement, insurance, stock purchase, stock option or other fringe benefit plan, arrangement or practice or any other employee benefit plan (as defined in Section 3(3) of ERISA), whether formal or informal;

              (vii) post or provide any additional bid or performance bonds or letters of credit;

             (viii) issue, sell or otherwise dispose of any of its capital stock, or create, sell orotherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its capital stock;

               (ix) declare or pay any dividends in cash, securities or other property, make any other distribution with respect to its capital stock or acquire, directly or indirectly, by redemption or otherwise, any of its capital stock;

               (x) change its practices or policies from those in effect on September 30, 1996 with respect to the collection of receivables or the payment of payables or other debts or obligations, including any change that would have the effect of accelerating or delaying any such collection or payment;

               (xi) reclassify, split up or otherwise change any of its capital stock;

              (xii) be party to any merger, consolidation or other business combination;

             (xiii) organize any new subsidiary or acquire any capital stock of any person or any equity or ownership interest in any business;

              (xiv) prepay any obligation having a maturity of more than 90 days from the date it was issued and incurred;

               (xv) change the nature of customer contracts, licensing arrangements or billing practices (other than in the ordinary course of business);

               (xvi) enter into or modify any employment agreement or similar commitment;


              (xvii) enter into or modify, or engage in any negotiations with respect to, any collective bargaining, union agreement or similar commitment;

             (xviii) enter into any agreement or commitment having a term in excess of one year;

               (xix) enter into any agreement or commitment that restricts the Company from carryingon its business anywhere in the world;

               (xx) pay, discharge or satisfy any claim, liability or obligation, absolute, accrued, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations reflected on the Interim Balance Sheet or incurred in the ordinary course of business and consistent with past practices since the date of the Interim Balance Sheet-,

             (xxi) cancel any debts or waive any claims or rights of substantial value;

            (xxii) provide, or commit to provide, any service or supplies to any customer who has an outstanding invoice from the Company unless such customer is charged for such additional service or supplies at the Company's standard rates;

           (xxiii) agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing; or

            (xxiv) reduce the amount of any reserve or accrued liability balance except to the extent of cash payments made by the Company in its ordinary course of business related thereto.

     4.03. ACCESS. From the date hereof and prior to the Closing, Seller and the Company shall (a) provide Buyer and its representatives with such information as Buyer or its representatives may from time to time reasonably request with respect to the Company and the transactions contemplated by this Agreement, (b) provide Buyer and its representatives reasonable access during regular business hours and upon reasonable notice to the properties, books and records of the Company as Buyer or its representatives may from time to time reasonably request, (c) cooperate in providing access to all information necessary or advisable in order to permit Buyer's Auditors to conduct an audit of the Financial Statements (if Buyer so elects) and (d) with the prior consent of Seller, permit Buyer and its representatives to discuss the business of the Company with the Company's officers, employees, distributors and suppliers; provided that Buyer will hold in confidence all documents and information concerning the Company so furnished, and, if the sale of the Shares pursuant hereto shall not be consummated, such confidence shall be maintained in accordance with the confidentiality agreement between Pinnacle Automation, Inc. ("Pinnacle") and J.P. Morgan Securities Inc. dated April 26, 1996 (the "Confidentiality Agreement"). Without limiting the generality of the foregoing, Seller and the Company shall provide to Buyer a list of the projects on which the Company has outstanding bids (including expected revenues with respect thereto) and the Company's prospect list (all such information, collectively, the "Prospect List"). Seller and the Company will continue to advise Buyer of any changes to the Prospect List throughout the diligence process.

     4.04. FURTHER ASSURANCES. At any time or from time to time after the Closing, Seller shall, at the request of Buyer or Buyer's counsel, execute and deliver any further instruments or documents and take all such further action as Buyer or Buyer's counsel may reasonably request in order to evidence or otherwise facilitate the consummation of the transactions contemplated hereby.

     4.05. NO SOLICITATION. Between the date hereof and the earlier to occur of the Closing Date or the termination of this Agreement, neither Seller or any of its Affiliates, representatives or agents, nor the Company or any of its directors, officers, employees, representatives or agents, shall solicit, encourage (including by way of furnishing any nonpublic information concerning all or any portion of the Company's business) or consider any other Acquisition Proposal. As used in this Section 4.05, "Acquisition Proposal" shall mean a proposal (whether or not such proposal shall constitute a binding offer to purchase) for the acquisition of all or any portion of the Company or its business (whether by merger, stock purchase or otherwise) or all or a substantial portion of the assets of the Company or its business.

     4.06. FINANCIAL REPORTS. Commencing with the month ended October 31, 1996, Seller shall cause the Company to, and the Company shall, prepare
(i) monthly income statements and balance sheets for the Company and shall deliver such monthly financial statements to Buyer as promptly as practicable, but in no event later than five days after their normal completion date,
(ii) monthly schedules showing the Company's outstanding payables (including a description of the nature of the goods or services giving rise to the payable and the anticipated payment date) and (iii) updates of the Company's Prospect List. Such monthly financial statements shall be prepared as mutually agreed upon with the Buyer. From December 3, 1996 up to and including the Closing Date, Seller shall prepare a daily statement of all cash receipts and disbursements ("Daily Statement") and shall deliver such Daily Statements to Buyer the day following their preparation no later than 12:00 P.M. EST.

                                    ARTICLE V

                               COVENANTS OF BUYER

     Buyer hereby covenants and agrees with Seller as follows:

     5.01. COOPERATION BY BUYER. From the date hereof and prior to the Closing, Buyer shall use its best efforts, and will cooperate with Seller and the Company, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to effectuate the transactions contemplated hereby, and shall otherwise use all reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

     5.02. BOOKS AND RECORDS; PERSONNEL. For a period of seven years from the Closing Date, Buyer shall not, and shall cause the Company not to, dispose of or destroy any of the books and records of the Company relating to periods prior to the Closing ("Books and Records") without first offering to turn over possession thereof to Seller by written notice to Seller at least 30 days prior to the proposed date of such disposition or destruction. From and after the Closing, Buyer shall, and shall cause the Company to, allow Seller and its agents access to all Books and Records during normal working hours at Buyer's principal place of business or at any location where any Books and Records are stored, and Seller shall have the right, at their own expense, to make copies of any Books and Records; PROVIDED, HOWEVER, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of Buyer's business. Buyer shall, and shall cause the Company to, make available to Seller upon written request (i) copies of any Books and Records,
(ii) Buyer's and the Company's personnel to assist Seller in locating and obtaining any Books and Records and (iii) any of Buyer's and the Company's personnel whose assistance or participation is reasonably required by Seller or any of their Affiliates in anticipation of, or preparation for, existing or future Litigation, financial statements, tax returns or other matters in which Seller or any of their Affiliates are involved. Seller shall reimburse Buyer or the Company promptly, but in any event within 30 days of the receipt of an invoice from the Company, for the reasonable out-of-pocket expenses incurred by any of them in performing the covenants contained in this Section 5.02.

     5.03. COLLECTION OF AGED RECEIVABLES. Buyer hereby covenants that subsequent to Closing, Buyer will use its reasonable best efforts to collect the Aged Receivables, which upon collection shall be applied toward satisfaction of the oldest Aged Receivable unless there is a dispute of any sort relating to the oldest Aged Receivable or the customer requests that its payment be attributed to a specific Aged Receivable. Promptly upon receipt of any payment of such outstanding Aged Receivables, whether in part or whole satisfaction of such balances owed, Buyer shall remit to Seller, on a monthly basis, any and all such money collected; PROVIDED, HOWEVER, if such payments received by Buyer exceed $50,000, Buyer shall remit any and all such money collected to Seller on a weekly basis. After the first anniversary of the Closing Date, Buyer may assign to Seller any and all Aged Receivables in complete satisfaction of this
Section 5.03.

     5.04. FURTHER ASSURANCES. At any time or from time to time after the Closing, Buyer shall, at the request of Seller or Seller's counsel, execute and deliver any further instruments or documents and take all such further action as Seller or Seller's counsel may reasonably request in order to evidence or otherwise facilitate the consummation of the transactions contemplated hereby.

                                   ARTICLE VI


                              ADDITIONAL COVENANTS

     Buyer hereby covenants and agrees with Seller as follows:

     6.01. TERMINATION OF COMMITMENTS OF COMPANY WITH SELLER OR SELLER'S AFFILIATES. Subject to Section 6.05, and except for the Company's employment agreements and confidentiality agreements with Seller (copies of which have been provided to Buyer), on or prior to the Closing Date Seller shall cause all Commitments between the Company and Seller and/or any of Seller's Affiliates to be terminated, and neither the Company nor Buyer shall have any interest or right with respect to the subject matter of any such Commitment, except that, unless Buyer objects, those Commitments (if any) representing arm's-length purchase and sale agreements shall not be terminated.

     6.02. TRANSITION. Prior to the Closing, Buyer, the Company and Seller shall use all reasonable efforts to identify and make appropriate arrangements for dealing with any transition problems that may be involved in the transfer of the Shares to Buyer and Buyer's commencement of operations of the Company's business.

     6.03. EXCLUDED LIABILITIES. Notwithstanding anything herein to the contrary, Seller shallassume all liability and responsibility for any and all Litigation and other third party claims in the nature of Litigation or threatened Litigation against the Company or any of its Affiliates (whether or not listed on Schedule 2.17 or 2.25) arising out of events occurring at any time on or before the Closing Date, excluding claims arising solely by reason of Buyer's nonperformance of Commitments and including, without limitation, claims for Personal Injury or damage based on allegedly defective products including, without limitation, claims based on negligence, breach of implied or express warranty, strict liability, defective product or product in an unreasonably dangerous condition, failure to warn or inadequate warning, careless, reckless, willful, wanton, gross and/or intentional conduct substantially certain to result in Personal Injury or damage, and including any of the matters disclosed in any of the Schedules to this Agreement (collectively, the "Excluded Liabilities"), and Seller shall, in accordance with the provisions of Section 9.02(a), indemnify Buyer and the Company and their respective Affiliates, agents, representatives and employees and defend and hold each of them harmless from and against any liability, loss, damage, claim, judgment, fine, penalty, amount paid in settlement, cost or expense (including, without limitation, reasonable fees and expenses of counsel and outside accountants and other reasonable out-of-pocket expenses for investigation or defending any action or threatened action) (each a "Loss" and collectively "Losses") incurred or suffered by any of them in respect of or arising, directly or indirectly, out of any of the Excluded Liabilities.

     6.04. DILIGENCE IN PURSUIT OF CONDITIONS PRECEDENT. Buyer, the Company and Seller shall each exercise all reasonable diligence to fulfill their respective obligations hereunder and shall cooperate fully with the other parties in regard to same to accomplish the Closing. Seller and the Company shall use all reasonable efforts to obtain all necessary third-party consents to the consummation of the transactions contemplated hereby, including, without limitation, any consents required under or in connection with any of the Commitments or any other documents by reason of the change in control of the Company effected by the sale of the Shares to Buyer, by operation of law or otherwise.

     6.05. EMPLOYMENT. Buyer shall cause the Company to continue to employ a substantial number of current employees at substantially the same salaries and wages (including bonus, commission and sales incentive programs) and on terms and conditions (including Benefit Arrangements) that are in the aggregate substantially the same as those in effect immediately prior to the Closing Date. Nothing herein shall preclude Buyer from making changes following the

Closing as may be necessary, desirable or appropriate in light of the then-prevailing circumstances. Buyer shall cause the Company to perform all obligations of the Company under all agreements (including, but not limited to, employment and consulting and severance agreements listed in Schedule 2.20(b)) with any employee or former employee which relate to employment or compensation or benefits; PROVIDED, HOWEVER, all ongoing obligations of the Company with regard to payment to George C. King ("King"), Mark Hein ("Hein") and/or Pamela Louie ("Louie") of any and all severance or change of control payments shall be satisfied as provided in Sections 6.07, 6.06(b) and 6.06(c), respectively.

     6.06.  SEVERANCE.

          (a) Not later than five business days prior to the Closing Date, Buyer shall identify to Seller any employees, not to exceed five persons, whom Buyer does not wish to employ, and Seller shall cause the Company to terminate the employment of such employees prior to the Closing. Seller shall indemnify, defend and hold harmless Buyer, the Company, their Affiliates and their representatives, agents and employees in accordance with the provisions of
Section 9.02 from and against any and all Losses arising, directly or indirectly, out of such terminations, including the costs of any severance payments, except for such payments made by Buyer to King, Hein and/or Louie pursuant to Sections 6.07, 6.06(b) and 6.06(c) hereof.

          (b) Buyer intends to offer a consulting agreement to Hein which shall supersede any and all prior oral or written agreements between Hein and the Company. In the event Hein enters into such consulting agreement with the Company any and all Losses relating to the costs of any severance payments made in the normal course to Hein shall be shared equally by Buyer and Seller. In the event Hein declines to enter into such consulting agreement with the Company, Seller covenants that Seller shall indemnify, defend and hold harmless Buyer, the Company, their Affiliates and their representatives, agents and employees in accordance with the provisions of Section 9.02 from any and all Losses relating to or arising from the costs of any severance payments made to Hein.

          (c) In the event Buyer shall fire Louie within six months of the Closing Date, Seller shall indemnify, defend and hold harmless Buyer, the Company, their Affiliates and their representatives, agents and employees in accordance with the provisions of Section 9.02 from and against any and all Losses arising, directly or indirectly, out of such termination, including the cost of any severance payments.

     6.07. CHANGE OF CONTROL PAYMENTS. Seller has previously entered into certain Change of Control Agreements, dated February 6, 1996, as set forth in
Schedule 2.20(b) hereto. These Change of Control Agreements obligate Seller to pay to King and Edward Capel ("Capel") severance pay in the aggregate amounts set forth on Schedule 6.07 upon the occurrence of certain conditions specified therein. Buyer shall offer a new employment agreement to King which shall supersede any and all prior oral or written agreements between King and the Company. In the event King declines to enter into such new employment agreement with the Company, but continues to work for the Company after the Closing Date, then Buyer shall share equally with Seller any Losses arising from, directly or indirectly, any claims made by King under either his Change of Control Agreement or current employment agreement with the Company; PROVIDED,

HOWEVER, that if King makes a claim under both his change of Control Agreement and his current employment agreement, Buyer shall share equally with Seller the payment under the agreement requiring the larger payment, but in no event payment under both agreements. If King declines to enter into such new employment agreement with the Company and ceases to work for the Company as of the Closing Date, Seller covenants that if any payment shall be owing under either or both of the King and Capel Change of Control Agreements, such payments shall be the sole obligation of Seller and any payments made by Buyer in satisfaction of any claims arising from or relating to either or both of these Change of Control Agreements are for the account of Seller and, without limitation, Seller shall fully indemnify, and hold Buyer and the Company harmless from and against, any liability or payments made in satisfaction of such claims.

     6.08. SPECIAL BONUS. Seller intends to provide a special bonus pool in an amount not to exceed $200,000 for the benefit of the Company's employees following the Closing and final determination of the Purchase Price (as adjusted pursuant to Section 1.04 above). Seller shall determine the amount of such bonus pool and, in consultation with George C. King, shall determine the bonus amount to be allocated to individual Company employees, which bonus shall relate to services provided by the Company's employees for periods prior to the Closing Date. Seller shall provide to the Company sufficient funds to pay such bonuses, and any applicable withholding or other Taxes required to be paid with respect to such bonuses, and Buyer shall cause the Company to pay such bonuses (net of any and all applicable Taxes).

     6.09. SECTION 338(H)(10) ELECTION. Buyer shall not make, or permit to be made, the election permitted by Section 338(h)(10) of the Code with respect to its acquisition of the Company.

     6.10. CONFIDENTIALITY. Prior to and for a period of five years following the Closing, Seller shall keep confidential and not disclose (other than to its attorneys, accountants and advisers) or use (except in connection with preparing Tax Returns, conducting proceedings relating to Taxes and, prior to the Closing Date, as required in the conduct of the business of the Company in the ordinary course and consistent with past practice) any non-public information relating to the Company, whether or not obtained pursuant to or in connection with the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that with respect to trade secrets of the Company (including, but not limited to, Intellectual Property, technology and know-how), the obligation of Seller under this sentence shall survive indefinitely from the date of this Agreement. This
Section 6.10 shall not be violated by disclosure pursuant to court order or as otherwise required by law or in any other proceeding, on condition that notice of the requirement for such disclosure is given to Buyer prior to making any disclosure and Seller cooperates as Buyer may reasonably request in resisting it. Seller shall use all reasonable efforts to cause its respective representatives, employees, attorneys, accountants and advisers to whom information is disclosed pursuant to this Section 6.10 to comply with the provisions of this Section 6.10.

                                   ARTICLE VII


                             CONDITIONS TO CLOSING

     7.01. CONDITIONS TO BUYER'S OBLIGATIONS. The obligations of Buyer to purchase the Shares shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND THE COMPANY. Seller and the Company shall have complied in all material respects with each of their agreements and covenants contained herein to be performed on or prior to the Closing Date, and all the representations and warranties of Seller and the Company contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (i) as otherwise expressly contemplated hereby and
(ii) to the extent such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true, in all material respects, as of the specified date. Buyer shall have received a certificate of the Company, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 7.01.

          (b) NO ORDER. No order of any court or administrative agency shall be in effect that temporarily, provisionally or permanently prohibits Buyer from consummating the transactions contemplated hereby.

          (c) CONSENTS. There shall have been obtained all necessary third-party consents (other than third party consents necessitated by reason of Buyer) to the consummation of the transactions contemplated hereby, including, without limitation, any consents required under or in connection with any of the Commitments or any other document by reason of the change in control of the Company effected by the sale of the Shares to Buyer, by operation of law or otherwise.

          (d) ABSENCE OF MATERIAL ADVERSE CHANGES. There shall not have occurred between the date hereof and the Closing Date any change having a Material Adverse Effect.

          (e) ENVIRONMENTAL DILIGENCE. Buyer shall have received, to its reasonable satisfaction, an environmental report from Montgomery Watson, Buyer's environmental consultant, relating to Montgomery Watson's Phase I site assessments of the Company's Napa and Berkeley facilities; PROVIDED, HOWEVER, that this condition shall be deemed satisfied unless Buyer notifies Seller no later than December 15, 1996 that Seller has received a report from Montgomery Watson which is not to Seller's reasonable satisfaction.

          (f) OPINION OF COUNSEL. Buyer shall have received an opinion dated the Closing Date from Bell, Boyd & Lloyd, special counsel for Seller, in form and substance as set forth in EXHIBIT A attached hereto.

     7.02. CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller to sell the Shares shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER. Buyer shall have complied in all material respects with each of its agreements and covenants contained herein to be performed on or prior to the Closing Date, and all of the representations and warranties of Buyer contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (i) as otherwise expressly contemplated hereby and (ii) to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true as of the specified date. Seller shall have received a certificate of Buyer, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 7.02.

          (b) NO ORDER. No order of any court or administrative agency shall be in effect that temporarily, provisionally or permanently prohibits Seller from consummating the transaction contemplated hereby.

          (c) OPINION OF COUNSEL. Seller shall have received an opinion dated the Closing Date from Gibson, Dunn & Crutcher LLP, special counsel for Buyer, in form and substance as set forth in EXHIBIT B attached hereto.

                                  ARTICLE VIII


                          TERMINATION PRIOR TO CLOSING

     8.01. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a)  By the mutual written consent of Buyer and Seller; or

          (b) By either Seller or Buyer by written notice, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before December 31, 1996; or

          (c) By either Seller or Buyer by written notice, without liability to the terminating party on account of such termination (provided the terminating party is not other-wise in default or in breach of this Agreement), if there shall have been (i) a material breach by the other party of any of its representations, warranties, covenants or agreements contained herein or (ii) a breach by the other party of any of its representations, warranties, covenants or agreements contained herein, which breach results in a failure to satisfy a condition to the terminating party's obligation to consummate the transactions provided herein.

     8.02. EFFECT ON OBLIGATIONS. Termination of this Agreement pursuant to this Article VIII shall terminate all obligations of the parties hereunder, except for their obligations under Section 11.06 and 11.13; PROVIDED, HOWEVER, that termination pursuant to clause (b) or (c) of Section 8.01 shall not relieve the defaulting or breaching party from any liability to the other party hereto.


                                   ARTICLE IX


                                INDEMNIFICATION

     9.01. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made in this Agreement or in any Ancillary Document shall survive the Closing for a period of two (2) years after the Closing Date (except for (i) the representations and warranties set forth in Sections 2.03 and 2.04, which representations and warranties shall survive indefinitely without limitation, (ii) the representations and warranties contained in section 2.1 1, which shall survive for a period of five (5) years and (iii) the representations and warranties with respect to Taxes, which representations and warranties shall survive until the applicable statute of limitation (including any extensions thereof) has expired and shall thereupon expire together with any right to indemnification for breach thereof (except to the extent a written notice asserting a claim for breach of any such representation or warranty shall have been given prior to such date to the party that made such representation or warranty, in which case such representation and warranty shall survive, to the extent of such claim only, until such claim is resolved). The covenants and agreements contained herein to be performed or complied with prior to the Closing shall expire at the Closing. The covenants and agreements contained herein to be performed or complied with at or after the Closing, other than the covenant and agreement to indemnify against breaches of representations and warranties, shall survive the Closing until the expiration of the applicable statute of limitations. The limitations set forth above regarding the survival of claims for breach of representation and warranty shall not apply to any claims arising out of fraud in the making of the representations and warranties set forth herein which shall survive until any applicable statute of limitations expires.

     9.02.  INDEMNIFICATION.

          (a) From and after the Closing Date, Seller shall severally indemnify, defend and hold harmless Buyer and its respective officers, directors, stockholders, employees, representatives and agents (collectively, "Affiliates") (including the Company) from and against all Losses that are incurred or suffered by any of them by reason of (i) the breach by Seller or the Company of any of the representations or warranties or (ii) the failure to comply with any covenants, made by Seller or the Company herein; PROVIDED, HOWEVER, in determining whether there has been a breach of Section 2.11 hereto, such determination shall be made without regard to any limitation or qualification regarding materiality.

          (b) From and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller from and against all Losses that are incurred or suffered by Seller by reason of (i) the breach by Buyer of any of the representations or warranties or (ii) the failure to comply with any covenants, made by Buyer herein.

          (c) Any person or entity entitled to indemnification hereunder is referred to herein as an "Indemnitee" and any person or entity required to provide indemnification hereunder is referred to herein as an "Indemnitor." Buyer and its Affiliates are sometimes referred to as the "Buyer Indemnitee Group" and Seller is sometimes referred to as the "Seller Indemnitee Group."

     9.03.  LIMITATIONS ON INDEMNIFICATION.

          (a) Notwithstanding Section 9.02, the rights of the Indemnitees and the obligations of the Indemnitors are subject to the following:

               (1) an Indemnitee shall not be entitled to any recovery unless a claim for indemnification is made in accordance with of Section 9.04(a) and within the time period of survival set forth in Section 9.01 and the person seeking indemnification complies with the procedures set forth in Section 9.04(b) and(c);

               (2) the Buyer Indemnitee Group, on the one hand, and the Seller Indemnitee Group, on the other hand, shall not be entitled to any indemnification hereunder unless and until the Losses that the relevant group are entitled to recover hereunder exceed, in the aggregate, ($100,000) (the "Threshold"), in which event (subject to clause (3) below) the relevant group shall be entitled to recover the Losses in excess of $50,000; and

               (3) the maximum amount recoverable by the Buyer Indemnitee Group, on the one hand, and the Seller Indemnitee Group, on the other hand, for indemnification claims is $5,250,000 less the amount of the Purchase Price Adjustment (the "Cap").

          Notwithstanding the provisions of clauses (2) and (3) of the preceding sentence, Losses arising from a breach of the representations and warranties set forth in Sections 2.03 and 2.04 or from a breach of covenants set forth in
Article X shall be indemnifiable from the first dollar without regard to the Threshold or Cap. Notwithstanding anything herein to the contrary, the limitations set forth in this Section 9.03 shall not apply to any claims arising out of fraud or intentional misconduct in the making of representations and warranties set forth herein.

          (b) The indemnification provisions in this Article IX and Article X shall be the exclusive remedy for any breach of the representations and warranties set forth in this Agreement.

     9.04.  INDEMNIFICATION PROCEDURE.

          (a) An Indemnitee shall assert a claim for indemnification by written notice (a "Notice") to the Indemnitor(s) stating the nature and basis of such claim. In the case of Losses arising by reason of any third party claim, the Notice shall be given within 20 days of the filing of any such claim against the Indemnitee or the determination by the Indemnitee that a claim will ripen into a claim for which indemnification will be sought, but the failure of the Indemnitee to give the Notice within such time period shall not relieve the Indemnitor of any liability that the Indemnitor may have to the Indemnitee except to the extent that the Indemnitor is prejudiced thereby and then only to the extent of such prejudice.

          (b) The Indemnitee shall provide to the Indemnitor on request all information and documentation reasonably necessary to support and verify any Losses that the Indemnitee believes give rise to a claim for indemnification hereunder and shall give the Indemnitor reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee that would have bearing on such claim.

          (c) In the case of third party claims for which indemnification is sought, the Indemnitor shall have the option (i) to conduct any proceedings or negotiations in connection therewith, (ii) to take all other steps to settle or defend any such claim (provided that the Indemnitor shall not, without the consent of the Indemnitee, settle any such claim on terms that provide for (A) a criminal sanction or fine, (B) injunctive relief or (C) monetary damages in excess of the amount that the Indemnitor is required to pay hereunder) and (iii) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party claim; PROVIDED, however that if the defendants in any such action or claim include both the Indemnitee and the Indemnitor and the Indemnitee shall have reasonably concluded that there would be a conflict of interest under applicable federal or state law were the same counsel to represent the Indemnitee and the Indemnitor, the Indemnitee shall be entitled to be represented by separate counsel at the Indemnitor's expense; PROVIDED FURTHER, HOWEVER, that such action or claim shall not be settled without the Indemnitor's consent, which shall not be unreasonably withheld. The Indemnitor shall, within 30 days of receipt of the Notice, notify the Indemnitee of its intention to assume the defense of such claim. Until the Indemnitee has received notice of the Indemnitor's election whether to defend any claim, the Indemnitee shall take reasonable steps to defend (but may not settle) such claim. If the Indemnitor shall decline to assume the defense of any such claim, or shall fail to notify the Indemnitee within 30 days after receipt of the Notice of the Indemnitor's election to defend such claim, the Indemnitee shall defend against such claim (provided that the Indemnitee shall not settle such claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld). The expenses of all proceedings, contests or lawsuits in respect of the claims described in the preceding sentence shall be borne by the Indemnitor but only if the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee in respect of the third party claim. Regardless of which party shall assume the defense of the claim, the parties agree to cooperate fully with one another in connection therewith.

          (d) If (and to the extent) the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee in respect of the third party claim, then within ten days after the occurrence of a final non-appealable determination with respect to such third party claim (or sooner if required by such determination), the Indemnitor shall pay the Indemnitee, in immediately available funds, the amount of any Losses (or such portion thereof as the Indemnitor shall be responsible for pursuant to the provisions hereof). In the event that any

          Losses incurred by the Indemnitee do not involve payment by the Indemnitee of a third party claim, then, if (and to the extent) the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee against such Losses, the Indemnitor shall within ten days after agreement on the amount of Losses or the occurrence of a final non-appealable determination of such amount pay to the Indemnitee, in immediately available funds, the amount of such Losses (or such portion thereof as the Indemnitor shall be responsible for pursuant to the provisions hereof).

          (e) In any action, suit or proceeding brought under this Agreement the prevailing party shall be entitled to recover the reasonable fees and expenses of its counsel.

     9.05. INDEMNIFICATION FOR TAXES. Except to the extent otherwise provided in this Article IX, indemnification for Taxes shall be governed solely by
Article X.

                                    ARTICLE X


                                     TAXES

     10.01.  TAX INDEMNITY.

          (a) For purposes of this Article X, the term "Tax Indemnitee" shall mean and include Buyer and any corporation or other entity that is, directly or indirectly, controlled by, or in control of, Buyer or any successor in interest to, or transferee of Buyer, as the case may be, as determined from time to time, including, without limitation, the Company and any successor in interest to, or transferee of, the Company.

          (b) Seller agrees to and shall indemnify and hold harmless each Tax Indemnitee on an after-Tax basis from and against:

               (1) any liability for Taxes resulting from the breach of any representation and warranty contained in Section 2.10; and

               (2) any Taxes of the Company, any predecessor in interest or any Tax Affiliate with respect to any period prior to the Closing Date (the "Pre-Closing Period").

Pre-Closing Period is any taxable year or period beginning prior to and ending on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on the Closing Date. For purposes of this subsection (b), Taxes shall be computed based on the closing of the books method as of the Closing Date; PROVIDED, HOWEVER, in the case of any Tax imposed upon the ownership or holding of real or personal property, such Taxes shall be prorated based on the percentage of the actual period to which such Taxes relate that precedes the Closing Date; and PROVIDED, HOWEVER, that the amount of the Company's income included in the consolidated combined or unitary Return of the Seller for the year that includes the Closing Date shall be determined in accordance with the applicable law and regulations.

          (c) Seller shall cause to be prepared all Returns that are in respect of Taxes of the Company or any predecessor in interest for taxable years or periods ending on or prior to the Closing Date but which are due to be filed (taking into account any applicable extensions of time for filing) after the Closing Date and (ii) all consolidated combined or unitary Returns for taxable years of periods including the Closing Date with respect to which the Company is includable for such years or periods. In preparing such Returns, Seller shall exercise its judgment relating to the determination of the timing of items of income and deduction in good faith and in a means consistent with prior practice. All such Returns shall be submitted to Buyer no later than thirty (30) days prior to the due date and filing thereof (including extensions), and Buyer shall have the right to review and comment thereon (without reduction of Seller's obligation to indemnify under this Article X). In the case of any such Return, Seller shall timely file such Return and make payment of any Tax due.

          (d) Buyer shall cause the Company to promptly remit to Seller any amounts the Company receives for the pending refund claims identified on
Schedule 2.10(d) to the extent such amounts are not accrued or otherwise reflected on the Interim Balance Sheet. The Tax Indemnitee shall prepare or cause to be prepared all Returns of the Company for any and all taxable years or periods which include and end after the Closing Date (other than consolidated, combined or similar Returns) (the "Overlap Period"). Any such Return shall be submitted to Seller not later than thirty (30) days prior to the due date thereof (including extensions), and Seller shall have the right to review and comment thereon. Tax Indemnitee, upon proper notification and satisfactory documentation and payment by Seller of the amount of Tax due with respect to the Return in question that is properly allocated to Seller pursuant to
Section 10.01(b)(2) (but only to the extent it exceeds the amount specifically reserved for payment of such Tax on the Interim Balance Sheet), which payment shall be paid by Seller within three days of demand by the Tax Indemnitee, shall timely file such Return and make payment of any Tax due.

          (e) From and after the date hereof, Seller and its affiliates shall not file or cause to be filed any amended (other than consolidated, combined or similar Returns) Return with respect to the Company, and Seller and its affiliates shall not file a claim for refund of Taxes paid by or on behalf of the Company without the prior written consent of the Tax Indemnitee (not to be unreasonably withheld); PROVIDED, HOWEVER, that Seller shall pay promptly to Tax Indemnitee the amount of any refund claim recovered to the extent accrued or otherwise reflected in the reserves for Taxes on the Interim Balance Sheet, and PROVIDED, FURTHER that Seller shall pay promptly to Tax Indemnitee the amount of any Tax benefit realized by Seller or any Tax Affiliate with respect to any Pre-Closing Period as a result of the filing of any amended Return or claim for refund to the extent such Tax benefit is attributable to the Company's portion of any consolidated, combined, unitary or similar carryovers or carrybacks of net operating loss or net capital loss reflected in the Returns of the Company or its Tax Affiliates filed as of the date hereof. The determination of any such Tax benefit shall be made in good faith by the Seller and, if requested by the Tax Indemnitee, shall at the Seller's expense, be verified in writing by an independent certified public accounting firm selected by the Tax Indemnitee. Seller shall not make an election under Treasury Regulations Section 1.1502-20(g) to reattribute to itself any portion of any net operating loss carryover or net capital loss carryover attributable to the Company.

          (f) Neither Seller nor the Company shall make any material election with respect to Taxes of the Company following the date hereof without the prior written approval of Buyer, nor shall Tax Indemnitee or the Company make any election on or after the Closing Date that would materially affect the amount of Tax allocated to Seller pursuant to Section 10.01(b)(2) without the prior written approval of Seller (such approval in either case not to be unreasonably withheld).

          (g) The Tax Indemnitee and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Company or any entity with which it is consolidated or combined for any Tax purposes. In the event a written claim shall be made by any governmental authority that, if successful, would result in an obligation on the part of Seller to indemnify any Tax Indemnitee pursuant to this section, the Tax Indemnitee shall within ten days of receipt of such claim give notice to Seller of the same in writing specifying in reasonable detail the basis of such claim, action or suit and the facts pertaining thereto, and shall not make payment of the Tax claimed for at least 30 days after the giving of such notice. If Seller wishes to contest such claim Seller shall promptly inform the Tax Indemnitee. Seller shall have the right to control and make all decisions regarding such audit or contest, including selection of a forum for contest, and the Tax Indemnitee agrees that in such event it shall execute, deliver and file a power of attorney naming Seller and its counsel or appropriate agent as attorneys-in-fact for such audit or contest and such other instruments or documents as may be reasonably requested by Seller to carry out the provisions of this paragraph. Neither the Tax Indemnitee nor any affiliate thereof (including the Company) nor the duly appointed representatives of any of the foregoing shall, without the prior written consent of Seller enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax liability of Seller or any of its affiliates (including the Company) for any Pre-Closing Period or the liability of Seller under this Article X. Seller shall not, without the prior written consent of Buyer, enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax liability of the Company if such settlement or compromise would have a Material Adverse Effect on the Company for any taxable year or period ending after the Closing Date. Any actions taken by Seller shall be binding on Seller.

          (h) Seller and the Tax Indemnitee shall cause the Company to provide the requesting party with such assistance as may be reasonably requested by such party in connection with the preparation of any Return, any audit, or any judicial or administrative proceeding or determination relating to liability for Taxes of the Company, including but not limited to, access to the books and records of the Company and the affiliates of the Company. The Tax Indemnitees shall cause the Company to retain all Returns, schedules, work papers and all material records or other documents relating to Tax matters of the Company for the first taxable year or other taxable period ending after the Closing Date and for all prior taxable years or other taxable periods until the later of (i) seven (7) years after the later of filing or the due date of such Return or (ii) the expiration of all applicable statutes of limitation (including any extensions), and provide the other party with any record or information (including making employees available to such other party for reasonable periods of time) which may be relevant to such Return, audit, proceeding or determination.

          (i) Seller shall bear any costs and expenses, including reasonable professional fees, associated with the defense of any claim for which any Tax Indemnitee is entitled to indemnification under this Article X.

     10.02. PURCHASE PRICE ADJUSTMENT. Any indemnification payments made pursuant to this Agreement shall be treated by the parties, to the extent permitted by applicable law, as a purchase price adjustment unless determined otherwise in a final determination as defined in Section 1313 of the Code.

                                   ARTICLE XI


                                 MISCELLANEOUS

     11.01. INTERPRETIVE PROVISIONS. For purposes of this Agreement, the Company shall be deemed to be an Affiliate of Seller prior to the Closing and an Affiliate of Buyer after the Closing. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto.

     11.02. ENTIRE AGREEMENT. Except for the Confidentiality Agreement, this Agreement (including all of the Schedules and Exhibits hereto) constitutes the sole and entire understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and all contemporaneous oral agreements between the parties with respect to the subject matter hereof, including, without limitation, that certain letter of intent dated November 6, 1996 between Pinnacle and Seller.

     11.03. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that Buyer may, at its election, (a) assign this Agreement to any direct or indirect, wholly-owned subsidiary; PROVIDED, HOWEVER, that any such assignment shall not relieve Buyer of its obligations hereunder and/or
(b) assign, to its lenders, all or any portion of its rights under this Agreement (including, without limitation, its rights to indemnification hereunder) or otherwise appurtenant to the Shares. Any assignee pursuant to clause (a) of this Section 11.03 shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as "Buyer," and, if there is more than one assignee, agreeing to be jointly and severally liable for all of the obligations of Buyer hereunder. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, executors, beneficiaries and permitted assigns of the parties hereto.

     11.04. HEADINGS. The headings of the articles, sections and paragraphs of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof

     11.05. MODIFICATION AND WAIVER. No amendment, modification, alterations or supplement of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof

     11.06. EXPENSES. Except as otherwise provided herein, Buyer shall pay all costs and expenses incurred by or on behalf of Buyer, and Seller shall pay all costs and expenses incurred by or on behalf of Seller or the Company, in connection with the negotiation of this Agreement and the performance of the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its and their financial consultants, accountants and legal counsel. Buyer and Seller shall split the cost of any and all documentary, stamp, sales, excise, transfer or other taxes payable in respect of the sale of the Shares.

     11.07. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, cable, telegram, telex or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid, if to Seller or the Company, to:

                    UNR Industries, Inc.
                    332 South Michigan Avenue
                    Chicago, Illinois 60604
                    Attn:  General Counsel
                    Telephone No.: (312) 341-1258
                    Telecopier No.: (312) 341-0349

               in each case, with a copy to:

                    Bell, Boyd & Lloyd
                    Three First National Plaza, Suite 3300
                    Chicago, Illinois 60602-4207
                     Attention:  John H. Bitner, Esq.
                    Telephone No.: (312) 807-4306
                    Telecopier No.: (312) 372-2098

               if to Buyer, to:

                    Pinnacle Automation, Inc.
                    101 South Hanley Road, Suite 1300
                    St. Louis, Missouri 63105
                    Attention:  William R. Michaels
                    Telephone No.: (314) 863-5776
                    Telecopier No.: (314) 863-5778

               with a copy to:

                    Gibson, Dunn & Crutcher LLP
                    333 South Grand Avenue
                    Los Angeles, California 90071-3197
                    Attention:  Kenneth M. Doran, Esq.
                    Telephone No.: (213) 229-7000
                    Telecopier No.: (213) 229-7520

or at such other address for a party as shall be specified by like notice.

     11.08.  GOVERNING LAW.   This Agreement shall be construed in accordance
with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction.

     11.09. PUBLIC ANNOUNCEMENTS. Prior to the Closing, neither Seller nor Buyer shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other parties (which consent shall not be unreasonably withheld) except as may be required by law. If a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof

     11.10. THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give any person or entity, other than the parties hereto, and their respective successors, executors, beneficiaries, permitted assigns and Affiliates, any rights or remedies under or by reason of this Agreement

     11.11. SEVERABILITY. If any portion of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable after all appeals have either been exhausted or the time for any appeals to be taken has expired, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     11.12. KNOWLEDGE. For purposes of this Agreement, references to "knowledge" of Seller or the Company shall mean the actual knowledge of the individuals listed on Schedule 11.12 hereto, or knowledge such persons would have had had they made reasonable inquiry of the responsible officers or employees of the Company.

     11.13.    DISPUTE RESOLUTION.

          (a) To the fullest extent permitted by applicable law, any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement or any Ancillary Document (except as specifically provided otherwise in any such Ancillary Document) or otherwise arising out of the execution of any of the foregoing, including any claim based on contract, tort or statute, shall be determined, at the request of any party, by arbitration conducted in New York, New York in accordance with and to the extent permitted by the Rules for Commercial Arbitration of the American Arbitration Association (the "AAA"), as amended and in effect on the date the demand for such arbitration is filed with the AAA.
The arbitrator shall set forth his determination in writing (which shall be sent to each party to such arbitration) and shall enumerate in reasonable detail the basis of his determination. To the fullest extent permitted by applicable law, any judgment or award rendered by the arbitrator will be final, conclusive and binding. Judgment may be entered on any final arbitration award by any federal or state court or any other court having jurisdiction thereof. The arbitrator shall have authority in his discretion to grant injunctive relief, award specific performance and impose sanctions upon any party to any such arbitration, but not to award punitive or exemplary damages.

          (b) The pendency of any arbitration under this Section 11.13 shall not relieve any party of its obligations under this Agreement. To the fullest extent permitted by applicable law, any controversy concerning whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this
Section 11.13 shall be determined by the arbitrator. To the fullest extent permitted by applicable law, if any party hereto shall resort to legal proceedings for injunctive or any other similar relief pending the outcome of any such arbitration proceeding or prior to the initiation thereof, such party shall not be deemed to have waived its rights to cause such matter or any other matter to be referred to arbitration pursuant to this Section 11.13.

          (c) The arbitrator shall be a retired or former judge of any appellate court or trial of the State of New York, any United States appellate court or the United States District Court for the applicable District around New York, New York, provided such individual has substantial professional experience with regard to corporate and transactional legal matters.

          (d) In his or her award, the arbitrator shall allocate, in his or her discretion, among the parties to the arbitration all costs of arbitration, including the fees and expenses of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the parties.

          (e) It is intended that this agreement to arbitrate be valid, enforceable and irrevocable.

     11.14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall together constitute one and the same instrument.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Stock Purchase Agreement as of the date first above written.


                                   ALVEY SYSTEMS, INC.



                                   By:  /s/  WILLIAM R. MICHAELS
                                       ---------------------------------------
                                       William R. Michaels, Chairman and
                                       Chief Executive Officer


                                   UNR INDUSTRIES, INC.


                                   By:  /s/  THOMAS A. GILDEHAUS
                                       --------------------------------------
                                       Thomas A. Gildehaus, President

                                    EXHIBIT A

                      FORM OF OPINION OF BELL, BOYD & LLOYD

     1. The authorized capital stock of the Company consists solely of 1,000 shares of common stock, of which 1,000 Shares are issued and outstanding and owned of record by Seller. All of the Shares have been duly authorized and are validly issued, fully paid and non-assessable. To our knowledge, there are outstanding no securities convertible into, exchangeable for or carrying the right to acquire equity securities of the Company, or subscriptions, warrants, options, rights, calls, agreements, demands or other arrangements or commitments of any character obligating the Company to issue or dispose of any of its equity securities or any ownership interests therein or otherwise relating to the capital stock of the Company.

     2. Assuming the Buyer is acquiring the Shares in good faith without notice of any adverse claim, the sale and delivery of the Shares to Buyer pursuant to Article I of the Agreement will vest in Buyer valid title to the Shares, free and clear of any adverse claim.

     3. The Company does not hold a direct, indirect or beneficial interest in any entity (corporation, partnership, joint venture, association or other business enterprise).

     4. No consent, approval or authorization of, or filing with any state or federal government department, bureau or agency or other governmental board or authority by the Company, or to our knowledge, Seller are required in connection with the execution, delivery and performance by Seller of the Agreement or the taking of any other action contemplated thereby.

     5. The execution, delivery and performance by Seller of the Agreement and the consummation by Seller of the transactions contemplated thereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any provision of state or federal law, rule or regulation to which the Company or Seller is subject or by which any of the property of the Company or Seller is bound, including, to our knowledge, any order, judgment or decree of any court or other governmental authority applicable to or binding upon the Company or Seller, (ii) violate or conflict with any provision of the Certificate of Incorporation or the Bylaws of Seller or the Company or
(iii) result in a violation or breach of, or permit any third party to modify, terminate or rescind any term or provision of, or constitute a default under, any material Commitment of which we are aware, including, without limitation, any indenture, mortgage, deed of trust, promissory note or industrial revenue bond, if any, to which Seller or the Company is a party or by which any of the property of the Company is bound, or result in the creation of an Encumbrance on any of the assets of the Company.

     6. Seller has all requisite corporate power and authority (i) to execute and deliver the Agreement and the Ancillary Documents, (ii) to perform its obligations thereunder and (iii) to consummate the transactions contemplated thereunder. The Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights


                                      A-2-1
generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).



                                      A-2-2

                                    EXHIBIT B

                 FORM OF OPINION OF GIBSON, DUNN & CRUTCHER LLP

          1. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute, deliver and perform the Agreement and to consummate the transactions contemplated thereunder. The execution, delivery and performance by Buyer of the Agreement and the consummation by Buyer of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Buyer. The Agreement has been duly and validly executed and delivered by Buyer constitutes the valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.

          2. The execution, delivery and performance by Buyer of the Agreement and the consummation by Buyer of the transactions contemplated thereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any provision of state or federal law, rule or regulation to which Buyer is subject, (ii) to our knowledge, violate or conflict with any order, judgment or decree applicable to Buyer, (iii) violate or conflict with any provision of the Certificates or Articles of Incorporation or the Bylaws of Buyer or (iv) result in a violation or breach of, or constitute a default under, any material agreement of Buyer of which we are aware.

     4. No consent, approval or authorization of, or exemption by, or filing with, any governmental department, bureau or agency or other governmental board or authority is required in connection with the execution, delivery and performance by Buyer of the Agreement or the taking of any other action contemplated thereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, that Seller or the Company are required to obtain or make.




----------------------

     Note: The opinions in paragraphs (1) and (2) will be subject to customary exceptions to enforceability.


                                       B-1